EXHIBIT 10.18

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***]

FIRST COLLABORATION AND LICENSE AGREEMENT

This First Collaboration And License Agreement (the “Agreement”) is entered into as of September 28, 2016 (the “Effective Date”) by and between (a) Amgen Inc. a Delaware corporation (“Amgen”) and (b) Arrowhead Pharmaceuticals, Inc., a Delaware corporation (“Arrowhead”).  Arrowhead and Amgen are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, Arrowhead possesses proprietary technology and know-how related to the discovery, identification, synthesis and development of RNA interference (“RNAi”) therapeutics, using a GalNAc liver targeting approach;

Whereas, Amgen possesses resources and expertise in the development and commercialization of pharmaceutical products in the field of medicine, and is interested in developing RNAi therapeutics as drug candidates in such field;

Whereas, Amgen and Arrowhead desire to engage in a research collaboration pursuant to which Arrowhead will apply its proprietary technology to work on the development of a drug candidate for a specific target selected by Amgen, and pursuant to which Amgen will have an option, exercisable at Amgen’s sole discretion during a specified period, to obtain an exclusive license from Arrowhead to develop and commercialize Licensed Products with respect to such target, all on the following terms and conditions; and

Whereas, concurrently herewith, the Parties are entering into a Common Stock Purchase Agreement dated as of the Effective Date (“Stock Purchase Agreement”) pursuant to which Amgen agrees to purchase, and Arrowhead agrees to sell, up to $14,000,000 worth of shares of common stock, par value $0.001 per share, of Arrowhead.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1
DEFINITIONS

1.1“Acquiree” has the meaning set forth in Section 16.6(b).

1.2“Acquiror” has the meaning set forth in Section 16.6(a).

1.3“Acquisition” has the meaning set forth in Section 16.6(b).

1.4“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such

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Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) shall mean the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.5“Agreement” has the meaning set forth in the introductory paragraph.

1.6“Amgen” has the meaning set forth in the introductory paragraph.

1.7“Amgen Collaboration Results” means all Collaboration Results generated solely by or on behalf of Amgen or its Affiliates.

1.8“Amgen Indemnitees” has the meaning set forth in Section 12.1.

1.9“Amgen Withholding Tax Action” has the meaning set forth in Section 9.13(c).

1.10“Arrowhead” has the meaning set forth in the introductory paragraph.

1.11“Arrowhead Collaboration Results” means all Collaboration Results generated solely by or on behalf of Arrowhead or its Affiliates.

1.12“Arrowhead Indemnitees” has the meaning set forth in Section 12.2.

1.13“Arrowhead Know-How” means all Information Controlled by Arrowhead or any of its Affiliates (a) as of the Effective Date or during the Term, and (b) (i) (A) that was used by Arrowhead or its Affiliates in its research and development of RNAi Molecules prior to the Effective Date or (B) that is used by Arrowhead or its Affiliates in the course of conducting activities under this Agreement during the Term, and, in each case, is related to the Development, Manufacturing, or Commercialization of Licensed Compounds or Licensed Products in any field, or (ii) that is necessary or reasonably useful for the Development, Manufacturing, Commercialization, use, sale, offer for sale, importation or other exploitation of any Licensed Compound or Licensed Product in any field.

1.14“Arrowhead Licensed Technology” means the Arrowhead Know-How, Arrowhead Patents and Arrowhead Collaboration Results.

1.15“Arrowhead Patent” means any Patent (other than a Joint Patent) that (a) is Controlled by Arrowhead or any of its Affiliates as of the Effective Date or at any time during the Term, and (b) (i) absent a license, would be infringed (or, for purposes of pending patent applications, would be infringed if a patent was issued therefor with claims in their then-current form) by, or (ii) would be reasonably necessary or useful for, in either case, the Development, Manufacture, Commercialization, use, sale, offer for sale, importation or other exploitation of any Licensed Compound or Licensed Product in any field.

1.16“Arrowhead Platform Patents” has the meaning set forth in Section 10.3(a)(i).

1.17“Arrowhead Product Patents” has the meaning set forth in Section 10.3(a)(ii).

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1.18“Arrowhead Research Deliverables” means [***].

1.19“Arrowhead Research IP” means all Patents and Information Controlled by Arrowhead or any of its Affiliates during the Research Term that are necessary or reasonably useful for Amgen to conduct its activities described under Article 2 solely in connection with the performance of the Research Program in accordance with the terms of this Agreement.  For clarity, Arrowhead Research IP includes the Arrowhead Collaboration Results.

1.20“Background IP” has the meaning set forth in Section 10.2(c).

1.21“Bankruptcy Code” means Title 11, U.S. Code Sections 101 et seq.

1.22“Blocking Patents” means as to a Licensed Compound or Licensed Product, any Patent rights of a Third Party that claim, in a particular country, the composition or use or manufacture of such Licensed Compound or Licensed Product, and which such Patent rights would be infringed by the manufacture, use, offer for sale, sale, import or export of such Licensed Compound or Licensed Product in such country.

1.23“Business Day” means any weekday that is not a legal holiday in New York, New York, U.S., and is not a day on which banking institutions are required by Law to be closed.

1.24“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of any particular period shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

1.25“Calendar Year” means (a) for the first Calendar Year of the Term, the period beginning on the Effective Date and ending on December 31, 2016, (b) for each Calendar Year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the Term, the period beginning on January 1 of the Calendar Year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.26“Change of Control” means the occurrence of any of the following: (a) a Party enters into a merger, consolidation, business combination, recapitalization, share exchange, stock sale or sale or transfer of all or substantially all of its assets to which this Agreement relates, or other similar transaction or series of transactions with a Third Party; or (b) any transaction or series of related transactions in which any Third Party or group of Third Parties acquires beneficial ownership of securities of a Party representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of such Party.  Notwithstanding the foregoing clauses (a) or (b), a stock sale to underwriters of a public offering of a Party’s capital stock or other Third Parties solely for the purpose of financing or a transaction solely to change the domicile of a Party shall not constitute a Change of Control.

1.27“Claims” has the meaning set forth in Section 12.1.

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1.28“Clinical Trial” means any human clinical trial of a Licensed Product as defined in 21 C.F.R. § 312.21, or an equivalent human clinical trial prescribed by the Regulatory Authorities in a foreign country.

1.29“CMC” has the meaning set forth in Section 1.60.

1.30“Code” has the meaning set forth in Section 9.13(b).

1.31“Collaboration Results” means all Information generated under the Research Program whether by or on behalf of Arrowhead or Amgen (or their respective Affiliates) either solely or jointly.

1.32“Collaboration Target” means the Target identified in Exhibit A.

1.33“Combination Product” means a Licensed Product sold in combination with at least one (1) additional pharmaceutical product other than a Licensed Compound.

1.34“Commercialization” means the marketing, promotion, sale, distribution or other activities relating to the commercialization of a Licensed Product in any field in the Territory. “Commercialize” has a correlative meaning.

1.35“Commercially Reasonable Efforts” means, (a) with respect to a Party’s obligations under this Agreement during the Research Term, the level of efforts and resources reasonably required to carry out such obligations hereunder and consistent with the efforts and resources such Party normally uses relating to the discovery and development of biopharmaceutical products and (b) with respect to a Party’s obligations under this Agreement following Amgen’s exercise of the Option, and, in the case of Amgen, with respect to a Licensed Product, efforts consistent with the efforts and resources normally used by a similarly situated pharmaceutical or biotechnology company in the exercise of its reasonable business discretion relating to the development or commercialization of a pharmaceutical product with similar product characteristics that is of similar market potential at a similar stage of development or commercialization, and in the case of either Party taking into account other relevant factors including technical, legal, intellectual property, competition, scientific and medical factors.

1.36“Competing Product” means any compound directed to the Collaboration Target.

1.37“Competing Program” means the research, development, commercialization or manufacture, in the Territory, of any Competing Product.

1.38“Confidentiality Agreement” means, collectively, (i) the Confidential Disclosure Agreement between Arrowhead and Amgen, effective as of April 21, 2014, as amended and (ii) the Confidential Disclosure Agreement between Arrowhead and Amgen, effective as of August 8, 2016.

1.39“Confidential Information” of a Party means any and all Information of such Party (or of any Third Parties) that is disclosed by a Party to the other Party under this Agreement, except as otherwise set forth in Article 13 or as otherwise expressly set forth in this Agreement, whether in oral, written, graphic, or electronic form.  All Information disclosed by a Party pursuant

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to the Confidentiality Agreement shall be deemed to be such Party’s Confidential Information disclosed hereunder (with the mutual understanding and agreement that any use or disclosure thereof that is authorized under Article 13 shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement).

1.40“Control” means, with respect to any Information or intellectual property right, that an entity (a) owns or (b) has the right to grant access, a license, or a sublicense (as applicable) to such Information or intellectual property right on the terms and conditions set forth in this Agreement without (i) violating the terms of any then-existing agreement with any Third Party or (ii) requiring any payment (whether or not then due and payable) with respect to the grant or exercise of such access, license or sublicense under any then-existing agreement with any Third Party (unless the other Party agrees in writing to be responsible for such payments).

1.41“Cure Period” has the meaning set forth in Section 14.3.

1.42“Development” means all activities that relate to obtaining, maintaining or expanding Regulatory Approval for a Licensed Product, including preclinical testing, toxicology, formulation, Clinical Trials, preparation, submission, review, and development of data or information for the purpose of submission to a Governmental Authority to obtain, maintain or expand Regulatory Approval for a Licensed Product.  “Develop” and “Developing” have correlative meanings.

1.43“Disputes” has the meaning set forth in Section 15.1.

1.44“Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.45 “Effective Date” has the meaning set forth in the introductory paragraph.

1.46“EMA” means the European Medicines Agency or any successor entity.

1.47“Executive Officer” means, with respect to Arrowhead, its Chief Executive Officer, and with respect to Amgen, a designated official who shall be a Vice President or higher with authority to resolve such matter

1.48“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA.

1.49“FDA” means the U.S. Food and Drug Administration or any successor entity.

1.50“First Commercial Sale” means, with respect to a Licensed Product, the first sale to a Third Party for end use or consumption of such Licensed Product in a given country following the receipt of Regulatory Approval in such country, provided that “First Commercial Sale” shall not include sale, disposal or use of a Licensed Product for marketing, regulatory, development or charitable purposes, such as clinical trials, pre-clinical trials, compassionate use, named patient use, or indigent patient programs, without consideration.

1.51“GAAP” means the then current generally accepted accounting principles in the U.S., as applied on a consistent basis.

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1.52“GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.53“GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.54“GMP” or “Good Manufacturing Practices” means the then-current Good Manufacturing Practices required by the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials promulgated by other Regulatory Authorities, as they may be updated from time to time.

1.55“Governmental Authority” means any multinational, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.56“ICH” means International Conference on Harmonisation.

1.57“IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent agency in any other regulatory jurisdiction, the filing of which is necessary to Initiate or conduct a Clinical Trial of a pharmaceutical product in humans in such jurisdiction.

1.58“Indemnified Party” has the meaning set forth in Section 12.3.

1.59“Indemnifying Party” has the meaning set forth in Section 12.3.

1.60“Information” means any and all data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, developments, specifications, formulations, or formulae of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), chemistry, manufacture and control (“CMC”) information, stability data and other study data and procedures.

1.61“Initiation” of a Clinical Trial means the first dosing of the first subject in such Clinical Trial.  “Initiate” has a correlative meaning.

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1.62“Invention” has the meaning set forth in Section 10.1.

1.63“Joint Collaboration Results” means all Collaboration Results generated jointly by or on behalf of both Amgen and Arrowhead (or their respective Affiliates).

1.64“Joint Invention” has the meaning set forth in Section 10.2(a).

1.65“Joint IPR” has the meaning set forth in 10.2(a).

1.66“Joint Patent” has the meaning set forth in Section 10.2(a).

1.67“Joint Research Committee” or “JRC” has the meaning set forth in Section 2.2.

1.68“Knowledge” of a Party has the meaning set forth in Section 11.6.

1.69“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.70“Licensed Compounds” means any RNAi Molecules for inhibiting the expression of the Collaboration Target that are provided in, or optimized or modified directly from, the Arrowhead Research Deliverables and any back-up RNAi Molecules thereto that have been generated by Arrowhead on or before the Effective Date or during the Term, which RNAi Molecules are licensed to Amgen hereunder.

1.71“Licensed Product” means any pharmaceutical product containing or comprising a Licensed Compound as an active pharmaceutical ingredient.

1.72“Manufacture” means all activities related to the manufacturing of a Licensed Compound or Licensed Product, or any ingredient thereof, including test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing any Licensed Compound or Licensed Product in bulk or finished form for Development, manufacturing finished Licensed Product for Commercialization, packaging, in-process and finished Licensed Product testing, release of Licensed Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of Licensed Product, and regulatory activities related to any of the foregoing.  “Manufacturing” has a correlative meaning.

1.73“Materials” has the meaning set forth in Section 2.9.

1.74 “Net Sales” means, with respect to a given period of time, gross sales of Licensed Product (following its Regulatory Approval) by Amgen, its Affiliates and Sublicensees in such period, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated to such gross sales amounts of Licensed Product using GAAP applied on a consistent basis:

(a)credits or allowances for defective or damaged Licensed Product (including allowances for spoiled, outdated or withdrawn Licensed Product), returns or rejections of Licensed Product, price adjustments and billing errors;

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(b)governmental payments and other rebates, refunds and chargebacks (or equivalents thereof) granted to managed health care organizations; pharmacy benefit managers (or equivalents thereof); federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers; or to trade customers;

(c)normal and customary trade, cash, prompt payment and/or quantity discounts, allowances and credits and mandated discounts;

(d)distribution services agreement fees allowed or paid to Third Party distributors and reasonable fees paid to wholesalers, selling agents (excluding any sales representatives of Amgen or any of its Affiliates or Sublicensees), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to such Licensed Product;

(e)[***]% of gross sales to cover such items as transportation costs, including insurance, for outbound freight, other transportation charges, additional special packaging and bad debt;

(f)sales taxes, value added taxes and other taxes (other than income taxes) and duties paid in relation to such Licensed Product and any other equivalent governmental charges imposed upon the importation, use or sale of Licensed Product; and

(g)retroactive price reductions to the Third Party applicable to sales of such Licensed Product.

Sales of Licensed Product between or among Amgen and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales, but the subsequent final sales of Licensed Product to Third Parties by such Affiliates and Sublicensees shall be included in the computation of Net Sales.

Notwithstanding the foregoing, in the event a Licensed Product is sold in a country in the Territory as a Combination Product, Net Sales of the Combination Product will be calculated as follows:

(i)If Licensed Product and other active component(s) each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in such country of the Licensed Product sold separately in the same formulation and dosage, and B is the sum of the average gross selling prices in such country of such other active component(s) sold separately in the same formulation and dosage, during the applicable Calendar Quarter, or if sales of both the Licensed Product and the other product(s) did not occur in such period, then the most recent royalty reporting period in which such separate sales of both such Licensed Product and the other product(s) occurred.

(ii)If the Licensed Product is sold independently of the other active component(s) therein in such country, but the average selling price of such other active component(s) cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/C where A is

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the average selling price in such country of such Licensed Product sold independently and C is the average selling price in such country of the entire Combination Product.

(iii)If the Licensed Product is not sold independently in such country, the Parties shall determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of the Licensed Product and the other active ingredient(s) in the Combination Product.

All discounts, allowances, credits, rebates and other deductions shall be fairly allocated to the Licensed Product and, as between Licensed Product and other products or services of Amgen, its Affiliates or Sublicensees, shall not be inappropriately allocated.  Amgen shall not attempt to reduce compensation rightly due to Arrowhead hereunder by shifting compensation otherwise payable to Amgen from a Third Party with respect to any Licensed Product to another product or service for which no royalties are payable hereunder.

1.75“Non-Breaching Party” has the meaning set forth in Section 14.3.

1.76“Option” has the meaning set forth in Section 4.2.

1.77“Option Period” has the meaning set forth in Section 4.2.

1.78“Party” has the meaning set forth in the introductory paragraph.

1.79“Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.80“Phase 2 Clinical Trial” means a Clinical Trial of a Licensed Product in any and all fields conducted in patients with the disease or condition under study to evaluate the effectiveness of the Licensed Product, as and to the extent defined for the U.S. in 21 C.F.R. § 312.21(b), as amended from time to time, or equivalent law or regulation in regulatory jurisdictions outside the U.S.

1.81“Phase 3 Clinical Trial” means a pivotal Clinical Trial of a Licensed Product in any and all fields with a defined dose or a set of defined doses of such Licensed Product on sufficient numbers of human patients designed to confirm with statistical significance the safety and efficacy of such Licensed Product and to support a Regulatory Approval as and to the extent defined for the U.S. in 21 C.F.R. § 312.21(c), as amended from time to time, or equivalent law or regulation in regulatory jurisdictions outside the U.S.

1.82“Regulatory Approval” means all approvals from the relevant Regulatory Authority in a given country or regulatory jurisdiction of the Regulatory Approval Application for a Licensed Product in any field, including all licenses, registrations, and pricing or reimbursement approvals, that are necessary for the sale and marketing of such Licensed Product, including

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clinical testing, manufacture, distribution, or use of such Licensed Product, in such country or regulatory jurisdiction.

1.83“Regulatory Approval Application” means an application to the appropriate Regulatory Authority for approval to sell a Licensed Product in any particular jurisdiction, including an NDA in the U.S.

1.84“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority that has the authority to regulate the manufacture, marketing, testing, pricing, or sale of drug products in such country or jurisdiction.

1.85“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority under applicable Law with respect to a Licensed Product in a country or jurisdiction in the Territory to prevent Third Parties from Commercializing such Licensed Product in such country or jurisdiction, other than a Patent right, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997, in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Territory.

1.86“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, or Commercialize a Licensed Product in a particular country or jurisdiction.

1.87“Research Plan” has the meaning set forth in Section 5.1(i).

1.88“Research Plan Outline” means the outline of the Research Plan as set forth on Exhibit B.

1.89“Research Program” has the meaning set forth in Section 2.1.

1.90“Research Term” means the period commencing on the Effective Date and ending on the earlier to occur of (x) the delivery of the Arrowhead Research Deliverables by Arrowhead to Amgen and (y) the date that is twenty-four (24) months following the Effective Date.

1.91“RNAi Molecule” means an exogenous double-stranded oligomeric (i.e., RNA or modified variants thereof) molecule incorporating N-acetyl-galactosamine (GalNAc) ligand conjugates capable of binding to the asialoglycoprotein receptor (ASGPR) to enhance targeting to the liver.

1.92“Royalty Term” has the meaning set forth in Section 9.7(b).

1.93“Second Collaboration Agreement” means that certain Second Collaboration and License Agreement entered into between Arrowhead and Amgen as of even date herewith.

1.94“Stock Purchase Agreement” has the meaning set forth in the Recitals.

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1.95“Subject Patent” has the meaning set forth in Section 10.6.

1.96“Sublicensee” has the meaning set forth in Section 4.6(a).

1.97“Target” means (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; (b) variants of a polypeptide (including any splice variant thereof), cellular entity or nucleic acid described in clause (a); or (c) a defined non-peptide entity, including a microorganism, virus, or bacterium or single cell parasite, provided that the entire genome of a virus shall be regarded as a single Target.

1.98“Term” has the meaning set forth in Section 14.1.

1.99“Territory” means all of the countries of the world.

1.100“Third Party” means any entity other than Arrowhead or Amgen or an Affiliate of either of them.

1.101“U.S.” means the United States of America, including all possessions and territories thereof.

1.102“Valid Claim” means an issued claim that has not: (a) expired or been revoked or canceled; (b) been declared invalid or unenforceable by a patent office or a decision of a court or other Governmental Authority of competent jurisdiction; provided that if any such claim that has been declared invalid or unenforceable is subsequently determined to be valid and enforceable by a court or other Governmental Authority of competent jurisdiction from which no appeal can be taken (or was taken within the allowable time period), then such claim shall thereafter be a Valid Claim except as otherwise provided under subsection (a), (c), or (d); (c) been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; or (d) been abandoned or disclaimed.

Article 2
RESEARCH PROGRAM

2.1Overview.  Pursuant to this Agreement and as further described in this Article 2 and in Article 5. hereof, Arrowhead will conduct a research program to identify and optimize RNAi Molecules capable of inhibiting expression of the Collaboration Target for use in any and all fields, under the direction and oversight of the JRC and in accordance with the Research Plan (the “Research Program”).  During the Research Term, Arrowhead shall prepare and deliver to Amgen the Arrowhead Research Deliverables. At any time during the Option Period, Amgen may exercise the Option to further develop and commercialize the Licensed Product under a license from Arrowhead, as provided in Article 4.

2.2Governance.  The Parties’ activities during the Research Term will be directed and overseen by the Joint Research Committee formed under and operated in accordance with Article 5 of this Agreement (the “Joint Research Committee” or “JRC”).

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2.3Arrowhead Responsibilities.  During the Research Term, Arrowhead shall use Commercially Reasonable Efforts to conduct the activities assigned to it pursuant to this Article 2.

2.4Amgen Responsibilities.  During the Research Term, Amgen shall conduct those activities necessary for Amgen to determine, in its sole discretion, whether or not to exercise the Option pursuant to Section 4.2.

2.5Expenses.  Except as otherwise expressly provided in this Article 2 or Article 9, each Party will bear all expenses it incurs to conduct its activities during the Research Term.

2.6Data Exchange.  Reasonably promptly following the Effective Date, Arrowhead will provide Amgen with a reasonably detailed summary of the Arrowhead Research IP existing as of the Effective Date.  During the Research Term, Arrowhead shall provide updates to such summary to Amgen at least quarterly.  Upon the reasonable request of, Arrowhead will provide Amgen with electronic copies of the portions of the Arrowhead Research IP requested by Amgen, Notwithstanding anything in this Agreement to the contrary, Arrowhead may decline to share with Amgen a portion of the Arrowhead Research IP if Arrowhead determines that doing so would reasonably be expected to have a material adverse effect on the Arrowhead Research IP.

2.7Collaboration Results. Subject to the terms and conditions of this Agreement, (a) Arrowhead will own all Arrowhead Collaboration Results, (b) Amgen will own all Amgen Collaboration Results, and (c) each Party will jointly own all Joint Collaboration Results.  Except as otherwise provided in this Agreement, each Party shall have the right to use and exploit the Joint Collaboration Results for any purpose without the duty of accounting or seeking consent from the other Party.  Each Party shall notify the other Party promptly after developing any Collaboration Results of which the other Party is the owner.  Each Party shall assign and hereby assigns to the other Party its entire right, title and interest in and to the Collaboration Results and all intellectual property rights therein as needed to implement the ownership of the Collaboration Results in accordance with the provisions of this Section 2.7.

2.8Records and Reports.  Each Party shall maintain reasonably complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by it under the Research Program and all Information resulting from such work.  Such records, including any electronic files where such Information may also be contained, shall reasonably reflect all work done and results achieved in the performance of the Research Program in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and shall be stored in a manner that allows the maintaining Party to access such records in a reasonably timely manner.  Upon a Party’s reasonable request and subject to Section 2.6, such Party shall have the right to review and copy such records maintained by the other Party at reasonable times and to obtain access, in a reasonably timely manner, to originals to the extent needed for patent or regulatory purposes or for other legal proceedings.

2.9Material Transfer.  To facilitate the conduct of the Research Program, either Party may provide to the other Party certain biological materials or chemical compounds, owned by or licensed to the supplying Party for use by the other Party in furtherance of the Research Program (such materials or compounds provided hereunder are referred to, collectively, as “Materials”).

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Except as otherwise expressly provided under this Agreement, all such Materials delivered to the other Party shall remain the sole property of the supplying Party, shall be used only in furtherance of the exercise of rights or performance of obligations under this Agreement and in accordance with this Agreement and solely under the control of the other Party, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and shall not be used in research or testing involving human subjects or in animals intended for food use, in each case unless otherwise specifically contemplated hereunder), and will be used in compliance with all applicable laws, rules and regulations.  The provision of Materials to the receiving Party hereunder does not grant such Party any rights other than those specifically granted in this Agreement.  Delivery of the Materials shall be [***] Incoterms 2010.  [***].  The receiving Party shall be responsible for any and all consents, approvals, authorizations or other permits necessary for the use, handling, transfer, and/or storage of the Materials.  The receiving Party shall: (i) receive the Materials; (ii) promptly notify the supplying Party when the Materials have been received; and (iii) forward to the supplying Party any applicable chain of custody forms, in-transport temperature record(s) and receipt verification documentation and such other documentation reasonably requested by the supplying Party.  The receiving Party shall be responsible for import clearance (including preparing any necessary documentation with respect thereto) and making entry of shipment.  The supplying Party shall provide the relevant shipping documentation, pro forma invoice and airway bill, together with such other documentation necessary for the use, handling, transfer, and/or storage of the Materials.  The Materials supplied under this Section 2.9 are supplied “as is” and must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known.  Except as expressly set forth herein, THE MATERIALS ARE WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.  During the Research Term, for record-keeping purposes, the Parties shall compile a list (that shall include the type of material, quantity, shipping date and any other relevant details) on a quarterly basis setting forth the Materials provided to/from each Party, which document shall be signed by an authorized representative of each Party.  For clarity, this Section 2.9 shall apply during the Research Term only, after which the Parties will enter into an appropriate material transfer agreement with respect to any transfer of Materials, which agreement will be subject to this Agreement and will be interpreted consistent with the terms hereof

2.10Subcontracting.  Each Party may perform any of its Research Program obligations under this Agreement through one or more subcontractors or consultants, provided that (a) the subcontracting Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants as it selects to the same extent it would if it had done such work itself; (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information, that are no less restrictive than those undertaken by the Parties pursuant to Article 13 hereof; and (c) the subcontractor agrees in writing to assign all intellectual property developed in the course of performing any such work under the Research Program to the Party retaining such subcontractor.

2.11Disclaimer. Without limiting the generality of the warranty disclaimer set forth in Section 11.5, Arrowhead disclaims any warranties with regards to: (a) the success of any activities

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conducted under the Research Program or (b) the safety or usefulness for any purpose of any compound provided or discovered under this Agreement.

Article 3
EXCLUSIVITY AND RELATED RESTRICTIONS

3.1Exclusivity.  During the Term, Arrowhead and its Affiliates shall not conduct or participate in, or advise, assist or enable any Third Party to conduct or participate in, the research, development, manufacture or commercialization of any compound directed to the Collaboration Target.  If Amgen exercises the Option pursuant to Section 4.2 and pays the Option exercise fee pursuant to Section 9.2, Amgen shall have acquired from Arrowhead exclusive access to the Collaboration Target and during the Term and thereafter, Arrowhead and its Affiliates shall not conduct or participate in, or advise, assist or enable any Third Party to conduct or participate in, the research, development, manufacture or commercialization of any compound directed to the Collaboration Target.

3.2Change of Control.  Notwithstanding anything to the contrary in this Agreement, in the event of any Change of Control of Arrowhead (or successor entity thereto, applying the definition of Change of Control to such successor in place of Arrowhead) occurring after the exercise by Amgen of the Option, and subject to Section 16.6, Section 3.1 shall not apply to or otherwise restrict (i) the activities of the Acquiror or its Affiliates (except for Arrowhead and its Affiliates prior to the acquisition) with respect to any product, product candidate or device being clinically developed or commercialized prior to the date of acquisition, including the making, using, selling, offering for sale, importing, or otherwise developing, commercializing, or exploiting thereof, or the intellectual property rights Controlled by such Acquiror or its Affiliates (other than Arrowhead and its Affiliates prior to the acquisition) related thereto; provided that, such product, product candidate, device or service was not developed through the use of any Information or intellectual property right Controlled by Arrowhead or its pre-acquisition Affiliates as of the date of such Change of Control or thereafter.  Arrowhead shall give Amgen written notice within five (5) days after the public announcement or disclosure of any proposed Change of Control of Arrowhead.  From and after such notice, Amgen (i) shall have the right to transfer some or all of the Research Program activities from Arrowhead to Amgen, upon written notice by Amgen, (ii) may exclude Arrowhead (following such Change of Control) from participation in whole or in part from any working teams, (iii) shall no longer be subject to the obligations set forth in Section 7.2 and Section 7.3 and (iv) shall not be required to (A) share correspondence, filings or other information with Arrowhead or (B) discuss with Arrowhead and consider its comments, in either case with respect to intellectual property matters as set forth in Article 10.  In the event of a Change of Control of Arrowhead, if the Acquiror, itself or through any of its Affiliates, directly or indirectly conducts or participates in any Competing Program, the Acquiror shall hold separate such Competing Program, including ensuring that no personnel working on Licensed Compounds or Licensed Products or activities hereunder works on a Competing Program (and vice versa), and ensuring that information and materials relating to Licensed Compounds or Licensed Products or activities hereunder are not shared with or used for the benefit of, and are sequestered from, personnel working on the Competing Program (and vice versa).

3.3Amgen Target-Related Confidential Information. During the Term and thereafter, neither Arrowhead nor any of its Affiliates shall use or reference, or advise, assist or

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enable any Third Party to use or reference, (i) any such Background IP of Amgen or Confidential Information of Amgen disclosed by Amgen to Arrowhead before or during the Term or (ii) any intellectual property or Information generated by the Parties in the Research Program or hereunder (solely or jointly by or on behalf of the Parties or their Affiliates), for the research, development, manufacture or commercialization of any compounds directed [***]; except in performing its obligations under this Agreement.

3.4Collaboration Results.  Arrowhead shall not publicly disclose any Collaboration Results without the express written consent of Amgen, which consent may be granted or withheld in Amgen’s sole discretion.

Article 4
OPTIONS AND LICENSES

4.1Research Licenses.

(a)Subject to the terms and conditions of this Agreement, Arrowhead hereby grants to Amgen during the Research Term a nonexclusive, worldwide, royalty-free license, with the right to sublicense solely as provided in Section 4.6, under the Arrowhead Research IP to the extent necessary or reasonably useful for Amgen solely (i) to conduct its activities described under Article 2 in connection with the performance of the Research Program in accordance with the terms of this Agreement and (ii) to conduct those activities necessary for Amgen to determine, in its sole discretion, whether or not to exercise the Option pursuant to Section 4.2; provided, however, Amgen shall not be permitted to conduct IND-enabling GLP studies under the license from Arrowhead provided in this Section 4.1(a).  Notwithstanding anything to the contrary in this Agreement, Arrowhead agrees to supply Amgen at cost with such non-GMP materials as Amgen may reasonably require to carry out the activities contemplated by clauses (i) and (ii) in this Section 4.1(a)

(b)Subject to the terms and conditions of this Agreement, Amgen hereby grants to Arrowhead during the Research Term a nonexclusive, worldwide, royalty-free license, with the right to sublicense solely as provided in Section 4.6, under all Patents and Information Controlled by Amgen solely to the extent necessary or reasonably useful for Arrowhead solely to conduct its activities under the Research Program in accordance with the terms of this Agreement.

4.2Option.  Arrowhead hereby grants to Amgen an exclusive option to obtain the exclusive license set forth in Section 4.4(a) (the “Option”).  Such Option will expire, if not then exercised, at the [***] anniversary of the expiration of the Research Term (as it may be extended, the “Option Period”). Amgen may exercise such Option by written notice to Arrowhead prior to expiration of the Option Period.  In such event, Amgen will pay Arrowhead the Option exercise fee under Section 9.2.

4.3Option Extensions.  Prior to the end of the Option Period, Amgen has the right to extend the Option Period for additional [***] periods by notifying Arrowhead thereof in writing; provided, however, that Amgen only has the right to extend the Option Period a total of [***] times.  For each extension of the Option Period pursuant to this Section, Amgen will pay Arrowhead the Option extension fee under Section 9.3.

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4.4License to Amgen.

(a)Arrowhead Developed IP.  Subject to the terms and conditions of this Agreement, upon Amgen’s exercise of the Option in accordance with Section 4.2 and Arrowhead’s receipt of the Option exercise fee, Arrowhead shall grant to Amgen an exclusive (even as to Arrowhead except as provided in Section 4.5), royalty-bearing license, with the right to sublicense solely as provided in Section 4.6, under the Arrowhead Licensed Technology with respect to the Licensed Compounds and Licensed Products, and Arrowhead’s rights under the Joint IPR, to make, have made, use, sell, offer for sale, import and otherwise exploit such Licensed Compound and Licensed Product for any and all uses in the Territory.

(b)Arrowhead Background IP.  Subject to the terms and conditions of this Agreement, upon Amgen’s exercise of the Option in accordance with Section 4.2 and Arrowhead’s receipt of the Option exercise fee, Arrowhead shall grant to Amgen a non-exclusive license, with the right to sublicense solely as provided in Section 4.6, under the Arrowhead Background IP with respect to the Licensed Compounds and Licensed Products, to make, have made, use, sell, offer for sale, import and otherwise exploit such Licensed Compound and Licensed Product for any and all uses in the  Territory.

4.5Arrowhead Retained Rights.  Except as expressly granted under Section 4.4 and as limited by Article 3, Arrowhead retains the right, under the Arrowhead Licensed Technology, (a) in the Territory, to fulfill its obligations under this Agreement, (b) to exploit the Arrowhead Licensed Technology and Joint IPR other than in connection with compounds directed to the Collaboration Target, Licensed Compounds and Licensed Products; and (c) to use the Arrowhead Know-How in connection with Arrowhead’s conduct of general research and discovery of molecules other than compounds directed to the Collaboration Target, Licensed Compound and Licensed Products, provided that the activities permitted under this subsection (c) are permitted by Article 3.

4.6Sublicense Rights and Subcontracting.

(a)Amgen shall have the right to grant a sublicense of the licenses granted in Sections 4.1 and 4.4 to its Affiliates or Third Parties (whether directly or through multiple tiers in accordance with the terms of subsection (v) below) (each, a “Sublicensee”); provided that Amgen reports the identity of any Third Party Sublicensee to Arrowhead within thirty (30) days of granting such sublicense and provided further that any sublicenses to Third Parties shall be subject to Sections 4.6(a)(i) through (v):

(i)Amgen shall remain primarily responsible for the performance of its obligations hereunder and any and all failures by its Sublicensees to comply with the applicable terms of this Agreement;

(ii)such sublicense shall refer to this Agreement, shall not conflict with Amgen’s obligations hereunder;

(iii)within a reasonable time after execution of such sublicense, Amgen shall provide to Arrowhead a copy of such sublicense, which may be redacted to omit any terms

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not relevant to determining Amgen’s and such Sublicensee’s obligations under this Agreement; and

(iv)except as otherwise provided in the sublicense, if this Agreement terminates for any reason, upon Amgen’s written request to Arrowhead, any Sublicensee of the licenses set forth in Section 4.4 shall, from the effective date of such termination, automatically become a direct licensee of Arrowhead on the terms and conditions hereunder with respect to the rights licensed to Amgen and sublicensed to the Sublicensee by Amgen; and

(v)such Sublicensees of the licenses contained in Section 4.4 shall have the right to grant further sublicenses to Third Parties of same or lesser scope as its sublicense from Amgen under the licenses contained in Section 4.4, provided that such further Sublicenses shall be in accordance with and subject to all of the terms and conditions of this Section 4.6 (i.e., such Sublicensee shall be subject to this Section 4.6 in the same manner and to the same extent as Amgen).  For clarity, any person or entity to whom a Sublicensee grants a sublicense as permitted by the terms of this Agreement shall be deemed to be a Sublicensee for purposes of this Agreement.

(b)Amgen shall have the right to retain Third Party contractors, to perform any activity in connection with Amgen’s exercise of any of its rights granted under Section 4.1 or Section 4.4, where such activity is to be performed at the direction and control and for the sole benefit of Amgen, its Affiliates and/or Sublicensees.  Such retention of the Third Party contractor shall not be a sublicense within the meaning of this Section 4.6 but shall be considered an activity of Amgen under the license granted in Section 4.1 or Section 4.4, as applicable.

4.7No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

4.8Expiration of Rights; Amgen Collaboration Results.

(a)For clarity, upon the expiration of the Option Period (including any extensions thereto), if Amgen has not exercised the Option, it will have no further rights to the Collaboration Results, except for Amgen Collaboration Results and Joint Collaboration Results.

(b)Reasonably promptly following the expiration of the Option Period, if Amgen has not exercised the Option, Amgen will provide Arrowhead with a reasonably detailed summary of any Joint Collaboration Results derived by and in possession of Amgen.  Upon the reasonable request of Arrowhead, Amgen will reasonably promptly provide Arrowhead with electronic copies of the portions of any Amgen Collaboration Results described in any such summary.

4.9Contractors.  To the extent that a Party contracts with a Third Party contractor to perform services hereunder, it shall do so on terms that are commercially reasonable, including with respect to confidentiality and intellectual property rights.

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Article 5
GOVERNANCE AND RESEARCH PLAN

5.1Joint Research Committee.  The joint research committee established pursuant to this Article 5, will have oversight responsibility for the overall review of the research activities pursuant to and subject to the terms and conditions of this Agreement during the Research Term.

(a)Formation and Purpose. Within [***] after the Effective Date, the Parties shall promptly establish and convene a JRC in accordance with Section 2.2 that will direct and oversee the research activities during the Research Term under this Agreement.  The JRC shall consist of representatives from Arrowhead and Amgen, and operate in accordance with the procedures set forth in Section 5.1 and any other procedures as agreed upon by the JRC members.  Except as otherwise provided herein, the role of the Joint Research Committee shall be:

(i)to encourage and facilitate ongoing communication and cooperation between the Parties with respect to the research activities during the Research Term under this Agreement;

(ii)to review, discuss and approve, as appropriate, Research Plans and any proposed amendments or revisions to such Research Plans;

(iii)to establish other such working groups or subcommittees, as needed to further the purposes of the Agreement relating to Licensed Compounds and Licensed Products, as mutually agreed by the Parties in writing;

(iv)to resolve any disputes referred to the JRC; and

(v)to approve or decide such other matters as provided in this Agreement.

(b)JRC Decisions; Final Decision Authority.The JRC will make good faith efforts to make all decisions by consensus.  Except as set forth in this Section 5.1(b), actions to be taken by the Joint Research Committee shall be taken only following unanimous vote, with each Party’s representatives collectively having one (1) vote.  If the Joint Research Committee fails to reach unanimous agreement on a matter before it for decision for a period in excess of fifteen (15) days from the date first presented to the JRC in writing, either Party may submit such matter for resolution to the Executive Officers of the Parties for attempted resolution by good faith negotiation after such notice is received among the Executive Officers.  In the event that such Executive Officers are unable to reach agreement regarding any matter referred to them, then (a) if the decision relates solely to the Collaboration Target, the decision will be made by Amgen, unless such decision would reasonably be expected to have a material adverse effect on the Arrowhead Research IP, in which case the decision will be made by Arrowhead, and (b) if the decision relates solely to Arrowhead Research IP, the decision will be made by Arrowhead.

(c)Discontinuation of JRC.  Upon the expiration of the Research Term, the JRC shall be discontinued.

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(d)Membership.  Arrowhead and Amgen shall each designate an equal number of representatives to serve on the JRC by written notices to the other Party.  Promptly after the Effective Date, each Party shall designate three (3) representatives for the JRC.  The JRC may elect to vary the number of representatives from time to time during the Term; provided that the JRC shall maintain an equal number of representatives from each Party.  Each representative shall have the appropriate level of experience in the subject area of the JRC, and at least one (1) representative shall have sufficient seniority within the applicable Party’s organization to have the necessary decision-making authority in order for the JRC to fulfill its responsibilities.  Either Party may designate substitutes for its JRC representatives if one (1) or more of such Party’s designated representatives is unable to be present at a meeting.  From time to time each Party may replace its JRC representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s).  The JRC in its discretion may create functional subcommittees or working teams.

(e)Chairperson. The JRC will have two chairpersons, one designated by each of the Parties.  The chairpersons shall be responsible for calling and convening meetings, but shall have no special authority over the other members of the JRC, and shall have no additional voting rights.  The chairpersons (or their designates) shall jointly: (i) prepare and circulate an agenda reasonably in advance of each upcoming meeting; and (ii) prepare and issue minutes of each JRC meeting as promptly as practicable thereafter.  Such minutes shall not be finalized until each JRC representative reviews and approves such minutes in writing.

(f)Meetings.

(i)JRC Meetings.  The JRC shall meet at least once each Calendar Quarter or at such other frequency as shall be agreed by the members of the JRC.  Additional meetings of the JRC may be held with the consent of each Party (such consent not to be unreasonably withheld, conditioned or delayed), as required under this Agreement.  In the case of any dispute referred to the JRC, such meeting shall be held as soon as reasonably possible following referral to the JRC.  In addition, as they may mutually agree, the Parties may hold joint meetings of the JRC and any governance body established under the Second Collaboration Agreement.

(ii)General Requirements.   Meetings of the JRC shall be effective only if a majority of representatives of each Party are present or participating.  Other than the initial meeting, which shall be held in person, the JRC may meet either (A) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (B) by audio or video teleconference.  Additional non-member representatives of a Party having relevant experience may from time to time be invited to participate in a JRC meeting, provided that such participants shall have no voting rights or powers.  Non-member participants who are not employees of a Party or its Affiliates shall only be allowed to attend if: (i) the other Party’s representatives have consented to the attendance; and (ii) such non-member participant is subject to confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement.  Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JRC including all travel and all expenses associated with an initial alliance kick-off meeting.  All other expenses incurred by the JRC in furtherance of a meeting, such as expenses associated with off-site meetings, shall be shared equally by the Parties.

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(g)Alliance Managers.  Promptly following the Effective Date, each Party shall designate in writing an Alliance Manager to serve as the primary point of contact for the Parties regarding all collaboration and transition activities contemplated under this Agreement.  Each Alliance Manager shall facilitate communication and coordination of the Parties’ activities under this Agreement relating to the Products and shall plan the JRC meetings.  The Alliance Managers shall be allowed to attend JRC meetings as non-voting observers.

(h)Authority.  The JRC shall have only the powers assigned expressly to it in this Article 5 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement.

(i)Research Plan. During the Research Term, the JRC shall agree upon and oversee a reasonably detailed and written research plan (the “Research Plan”) concerning the research to be conducted during the Research Term and consistent with the Research Plan Outline.  Subject to and in accordance with this Article 5, upon exercise of the Option, Amgen shall be solely responsible for research and Development of the Licensed Compounds and Licensed Products in any and all fields and in accordance with applicable Laws.

5.2Costs.  Each Party shall be responsible for its own costs in conducting any activities under the Research Program.

Article 6
REGULATORY

6.1Regulatory Responsibilities.  In accordance with this Article 6 and following exercise of the Option, Amgen shall be solely responsible, at its expense, for preparing, filing and maintaining all Regulatory Materials for Licensed Products with Regulatory Authorities related to Licensed Products in the Territory, and Amgen shall own all Regulatory Materials (including all INDs, NDAs, Regulatory Approval Applications and Regulatory Approvals) for Licensed Products in the Territory and otherwise shall be responsible for all regulatory matters with respect to Licensed Products in the Territory.

(a)Regulatory Matters.  Following exercise of the Option, Amgen shall keep Arrowhead reasonably informed of all material regulatory developments relating to Licensed Products in the Territory through the annual development reports under Section 7.3

Article 7
DEVELOPMENT AND COMMERCIALIZATION

7.1General.  Following exercise of the Option, Amgen (itself and with its Affiliates and Sublicensees), will be solely responsible, at its expense, for all aspects of the Development and Commercialization of the Licensed Compounds and Licensed Product in the Territory.  For clarity, after the Research Term and prior to exercise of the Option pursuant to Section 4.2 and payment of the Option fee pursuant to Section 9.2, or the expiration of the Option Period, as the case may be, Amgen shall have the right to conduct preclinical development with respect to Licensed Compounds and Licensed Products to the extent permitted under Section 4.1(a).  Subject to the express written terms of this Agreement, all decisions concerning the development, marketing and sales of Licensed Products, including the clinical and regulatory strategy, design,

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sale, price and promotion of Licensed Products under this Agreement shall be within the sole discretion of Amgen.  Following exercise of the Option, Arrowhead will promptly transfer to Amgen all Arrowhead Know-How as is reasonably necessary or useful for Amgen to Develop and seek Regulatory Approval for the Licensed Compounds and Licensed Products, including all materials for supporting regulatory filings consistent with Amgen’s obligations under Article 6.

7.2Diligence.  Following exercise of the Option, Amgen shall use Commercially Reasonable Efforts to Develop, seek Regulatory Approval of, and, if successful, Commercialize a Licensed Product in one or more fields in the Territory.

7.3Communication.  During the Term until a Licensed Product receives Regulatory Approval, Amgen shall provide Arrowhead summaries once per Calendar Year, of (i) material developments with respect to Licensed Products, including the anticipated timing of completion of any in-process Clinical Trial and results of any Phase 3 Clinical Trials, (ii) an estimate of its progress towards meeting key milestones that are expected to be achieved within the following six months, (iii) any Regulatory Approvals for Licensed Products in the Territory received and (iv) manufacturing information pursuant to Section 8.3 of this Agreement.  All reports and other Information provided by Amgen under this Section 7.3 will be Amgen’s Confidential Information subject to the terms of Article 13.

Article 8
MANUFACTURE AND SUPPLY

8.1Responsibilities.  Except as otherwise expressly provided in this Article 8, as between the Parties and following exercise of the Option, Amgen will be solely responsible for the Manufacture of Licensed Compounds and Licensed Products, at its expense, for Development and Commercialization purposes in the Territory.  Promptly following exercise of the Option by Amgen, Arrowhead will transfer to Amgen all relevant manufacturing processes and Arrowhead Know-How as is reasonably necessary or useful for Amgen (or its Third Party manufacturer) to manufacture the Licensed Compounds and Licensed Products, including all materials for supporting regulatory filings.  Any such manufacturing processes transferred by Arrowhead to Amgen shall be similar in quality to the processes used by Arrowhead for its internal compounds and products of a similar stage in development and applicable for the intended use. Following the exercise of the Option by Amgen, upon request by Amgen, the Parties shall negotiate in good faith to enter into an agreement under which Arrowhead would provide process development and manufacturing services to Amgen on customary terms and conditions (including financial terms consistent with market practices).

8.2Third Party Manufacture.  Amgen may perform the Manufacture of Licensed Compounds or Licensed Products through one or more Third Party manufacturers, provided that (a) Amgen remains responsible for such Third Party manufacturer performing activities under this Agreement and for any unauthorized use by such Third Party manufacturers of Arrowhead Licensed Technology provided to it by Amgen; (b) the Third Party manufacturer undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are no less protective than those set forth in Article 13, and (c) the Third Party manufacturer agrees in writing to commercially reasonable terms with respect to the intellectual property relating to such Licensed Compound or Licensed Product.

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8.3Manufacturing Cooperation.  Following exercise of the Option, Amgen and Arrowhead shall each keep the other Party reasonably informed of the identities of any Third Party manufacturers performing Manufacturing activities for Licensed Compounds and the Licensed Product (in the case of Amgen, through the annual development reports under Section 7.3 and, once a Licensed Product receives Regulatory Approval, through annual updates communicated through the Alliance Managers).  Following exercise of the Option, Arrowhead shall keep Amgen reasonably informed of any material improvements made by it or its Affiliates or Third Party Manufacturers to the manufacturing processes for RNAi Molecules through periodic updates communicated through the Alliance Managers.

8.4Use of Manufacturing Information.  Amgen and its Affiliates and Third Party manufacturer shall use any Arrowhead Know-How related to the manufacture of Licensed Compounds or Licensed Products in accordance with the licenses granted in Section 4.4 and only for the purpose of Manufacturing Licensed Compounds or Licensed Products.  Prior to any transfer of any Arrowhead Know-How that is Confidential Information to a Third Party manufacturer, Amgen shall require that such Third Party be bound to confidentiality restrictions at least as protective in the aggregate as those of Article 13.

Article 9
COMPENSATION

9.1Upfront Payment.  Within [***] days after the Effective Date, Amgen shall pay to Arrowhead a one-time, non-refundable and non-creditable upfront payment of five million Dollars ($5,000,000).  Amgen shall also purchase the Initial Closing Shares pursuant to Section 1.2 of the Stock Purchase Agreement.

9.2Option Exercise Fee.  Upon exercise of the Option, Amgen shall pay Arrowhead a one-time, non-refundable and non-creditable option exercise payment of [***] Dollars ($[***]).  Amgen shall also purchase the Third Tranche Shares (as defined in and pursuant to Section 1.4 of the Stock Purchase Agreement).

9.3Option Extension Fee.  Upon extension of the Option Period pursuant to Section 4.3, Amgen shall pay Arrowhead an additional [***] Dollars ($[***]) for each such extension.  In no event shall Amgen be obligated to pay more than [***] Dollars ($[***]) per extension or more than [***] Dollars ($[***]) in the aggregate for the four extensions permitted under Section 4.3.

9.4Research and Development Costs.  Each Party shall be responsible for its own costs in conducting research and development activities under the Research Program, in accordance with Section 5.2.

9.5Development and Regulatory Milestone Payments.  Amgen shall make each of the following one-time, non-refundable, non-creditable development and regulatory milestone payments to Arrowhead upon the achievement by Amgen or its Affiliates or Sublicensees of the applicable development milestone event by the Licensed Product.  Amgen shall pay to Arrowhead each such amount within [***] days after the achievement of the applicable development and regulatory milestone event.  [***].

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Development and Regulatory Milestone Event	Development and Regulatory Milestone Payment (each paid one time only)

[***]

9.6Commercial Milestones.  Amgen shall make each of the following one-time, non-refundable (except as set forth in Section 9.12), non-creditable sales milestone payments to Arrowhead when the Net Sales of a Licensed Product in the Territory first reach the amount specified below.  Amgen shall pay to Arrowhead such amount within [***] days after the Calendar Quarter in which such commercial milestone event is achieved.  [***].

Sales Milestone Event	Milestone Payment

[***]

9.7Royalties

(a)Royalty Rates.  Subject to Sections 9.7(b), 9.7(c), 9.7(d), and 9.8, Amgen shall pay to Arrowhead non-creditable, non-refundable (except as set forth in Section 9.12) royalties on annual Net Sales of Licensed Products in the Territory, as calculated by multiplying the applicable royalty rate by the corresponding amount of incremental Net Sales of the Licensed Product in the Territory in each Calendar Year as follows:

Annual Net Sales of Licensed Products in the Territory	Royalty Rate

[***]

(b)Royalty Term.  Royalties shall be paid under this Section 9.7, on a country-by-country basis, [***].  Following the Royalty Term, Amgen shall have a fully paid-up, irrevocable, freely transferable and sublicensable license in such country under the relevant Arrowhead Patents to make, have made, use, sell, offer for sale, import and otherwise exploit such Licensed Product for any and all uses in the Territory.

(c)[***].

(d)[***].

(e)Royalty Reports and Payments.  Within sixty (60) days following the end of each Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of any Licensed Product is made anywhere in the Territory, Amgen shall provide Arrowhead with a report containing the following information for the applicable Calendar Quarter: (i) the amount of gross sales of Licensed Product in the Territory, (ii) an itemized calculation of Net Sales in the Territory (iii) a calculation of the royalty payment due on such sales, and (iv) the exchange rate for such country.  Concurrent with the delivery of the applicable quarterly report, Amgen shall pay in Dollars all amounts due to Arrowhead pursuant to Section 9.7 in such Calendar Quarter.

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9.8[***].

9.9Blocked Currency.  In each country in the Territory where the local currency is blocked and cannot be removed from the country, at the election of Amgen, royalties accrued on Net Sales in such country shall be paid to Arrowhead in local currency by deposit in a local bank in such country designated by Arrowhead.

9.10Currency of Payments.  Unless otherwise set forth in this Agreement or agreed to by the Parties, all payments under this Agreement shall be made in Dollars by wire transfer of immediately available funds into an account designated by Arrowhead.  Net Sales outside of the U.S. shall be first determined in the currency in which they are earned and shall then be converted into an amount in Dollars using Amgen’s customary and usual conversion procedures used in preparing its financial statements pursuant to GAAP for the applicable reporting period.

9.11Late Payments.  If Arrowhead does not receive payment of any sum due to it on or before the due date, then any portions thereof due hereunder which are not paid on the date such payments are due under this Agreement will bear interest at the lower of [***].

9.12Records; Audits.  Amgen and its Affiliates will, and Amgen will cause each of its Sublicensees, if any, to, maintain complete and accurate records in sufficient detail to confirm the accuracy of the calculation of royalty payments and the achievement of milestone events, for a period of [***] after the Calendar Year in which such sales or events occurred.  Upon reasonable prior notice and without disruption to Amgen’s business, such records of Amgen and its Affiliates shall be made available during regular business hours for a period of [***] from the end of the Calendar Year to which they pertain for examination, and not more often than once each Calendar Year, by an independent certified public accountant selected by Arrowhead and reasonably acceptable to Amgen, for the sole purpose of and only to the extent necessary for verifying the accuracy of the financial reports furnished by Amgen pursuant to this Article 9.  Such independent accountant shall disclose to Arrowhead only the amounts that such independent accountant believes to be due and payable hereunder to Arrowhead, details concerning any discrepancy from the amount paid and the amount due, and shall disclose no other information revealed in such audit.  The records for any particular Calendar Year shall only be subject to one (1) audit hereunder.  Any and all records examined by such independent accountant shall be deemed Amgen’s Confidential Information which may not be disclosed by such independent accountant to any Third Party, and Amgen may require such independent accountant to enter into an appropriate written agreement obligating it to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less protective than those set forth in Article 13.  If, as a result of any inspection of the books and records of Amgen, it is shown that payments under this Agreement were less than the amount which should have been paid, then Amgen shall make all payments required to be made from the original due date to eliminate any discrepancy revealed by such inspection within [***].  If, as a result of any inspection of the books and records of Amgen, it is shown that payments under this Agreement were more than the amount which should have been paid, then Arrowhead shall, at Amgen’s election, either make all payments required to be made to eliminate any discrepancy revealed by such inspection within [***] or credit such amounts to Amgen against future payments.  Arrowhead shall pay for such audits, except that in the event that the audited amounts were underpaid by Amgen by more than [***] of the

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undisputed amounts that should have been paid during the period in question as per the audit, Amgen shall pay the costs of the audit.

9.13Taxes.

(a)Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b)Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Amgen to Arrowhead under this Agreement.  To the extent Amgen is required under the Internal Revenue Code of 1986, as amended (the “Code”), or any other tax Laws to deduct and withhold taxes on any payment to Arrowhead, Amgen shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Arrowhead an official tax certificate or other evidence of such withholding sufficient to enable Arrowhead to claim such payment of taxes.  Except as otherwise provided in Section 9.13(c), if any taxes are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Arrowhead. Upon Amgen’s reasonable request, Arrowhead shall provide Amgen any tax forms (including Internal Revenue Service Form W-8BEN or W-8ECI or other applicable Internal Revenue Service Form) that may be reasonably necessary in order for Amgen to determine whether to withhold tax on any such payments or to withhold tax on such payments at a reduced rate under the Code or any other tax Laws, including any applicable bilateral income tax treaty.  Amgen shall give reasonable support so that any withholding tax or value added tax may be minimized or avoided to the extent permitted under the applicable Laws and treaties.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.  Amgen shall require its sublicensees in the Territory to cooperate with Arrowhead in a manner consistent with this Section 9.13(b).

(c)Taxes Resulting From Amgen Action.  If Amgen is required to make a payment to Arrowhead that is subject to increased deduction or withholding of tax as a result of any willful action by Amgen, such as an assignment or sublicense by Amgen, or any failure on the part of Amgen to comply with applicable Laws or filing or record retention requirements (an “Amgen Withholding Tax Action”), then the sum payable by Amgen (in respect of which such increased deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Arrowhead receives a sum equal to the sum which it would have received had no such Amgen Withholding Tax Action occurred.  Notwithstanding the foregoing, any assignment or sublicense by Amgen that is agreed or consented to by Arrowhead in advance in writing shall not constitute an Amgen Withholding Tax Action.  To the extent that Arrowhead actually realizes a tax benefit in any jurisdiction as a result of any such withholding taxes paid by Amgen pursuant to this Section 9.13(c), Arrowhead shall cooperate with Amgen to convey the additional tax benefit, if possible, to Amgen.

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Article 10
INTELLECTUAL PROPERTY MATTERS

10.1Inventions.  Any inventions, whether or not patentable, and whether (a) invented solely by a Party’s own employees, agents, consultants, or independent contractors (including any partner, joint venturer, licensee, sublicensee or similar arrangement) or (b) invented by a Party’s own employees, agents, consultants, or independent contractors jointly with employees, agents, consultants, or independent contractors of the other Party, in each case in the course of conducting a Party’s activities under this Agreement (including the Development, Manufacture or Commercialization of the Licensed Compounds and the Licensed Products), together with all intellectual property rights therein, shall be referred to herein as an “Invention”.  Inventorship shall be determined in accordance with U.S. patent laws (without reference to any conflict of law principles).

10.2Ownership.

(a)Except as otherwise expressly provided in this Agreement, (i) if an Invention is solely invented by one or more employees, agents, consultants, subcontractors or independent contractors of a Party, such Invention, and any and all intellectual property rights therein, shall be solely owned by such Party; and (ii) if an Invention is jointly invented by one or more employees, agents, consultants, subcontractors or independent contractors of each Party, such Invention (a “Joint Invention”), and each Patent claiming such Joint Invention (each, a “Joint Patent”) and other intellectual property rights in such Joint Invention (such intellectual property rights, together with any such Joint Patent, “Joint IPR”), shall be jointly owned by the Parties.  Subject to the terms of this Agreement and except as otherwise licensed to the other Party under this Agreement, and subject to any other intellectual property owned by the Parties, each Party shall be entitled to practice and exploit the Joint Inventions and Joint IPR, subject to the licenses granted under Article 4, without the duty of accounting, paying a share of the proceeds to, or seeking consent from the other Party, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such accounting, payment or consent; provided, however, that for any Joint Patent that, but for Amgen’s inventive contribution, would be an Arrowhead Platform Patent, Amgen’s rights to practice and exploit the Joint Patent shall be limited to its use with a RNAi Molecule directed toward the Collaboration Target, Licensed Compounds, and Licensed Products.  Each Party agrees to be named as a party, if necessary, to bring or maintain a lawsuit involving a Joint Invention or Joint IPR.

(b)Each Party shall notify the other Party promptly after developing any Invention of which the other Party is the sole owner.  Each Party shall assign and hereby assigns to the other Party its entire right, title and interest in and to such Inventions and the Patents and other intellectual property rights therein as needed to implement the ownership of the Patents in accordance with the provisions of Section 10.2(a).

(c)Nothing in this Agreement shall obligate either Party to transfer any ownership interest in any Patents or other intellectual property rights of such Party existing on the Effective Date (“Background IP”).

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10.3Prosecution of Patents.

(a)Arrowhead Patents.

(i)Subject to Section 10.3(a)(ii) and (iii), as between the Parties, Arrowhead shall have the sole right to prepare, file, prosecute and maintain all Arrowhead Patents (A) listed as “Platform Patents” on Exhibits C and D or (B) filed after the Effective Date and during the Term, except for any Arrowhead Product Patents as defined in Section 10.3(a)(ii), in each case including all Patents that claim priority, directly or indirectly, from such Patents; and any Patent from which such Patents claim priority, directly or indirectly (collectively, the “Arrowhead Platform Patents”), at Arrowhead’s cost and expense.  For clarity, all Arrowhead Background IP Controlled by Arrowhead or its Affiliates as of the Effective Date that is or becomes the subject of patent claims are included as Arrowhead Platform Patents.  On a Calendar Quarter basis, Arrowhead shall update Amgen on the status of the prosecution and maintenance of all Arrowhead Platform Patents and shall provide Amgen with copies of material filings with and communications from patent authorities with respect to such Patents to the extent applicable to Licensed Compounds or Licensed Products.  Arrowhead shall respond to all reasonable requests of Amgen for additional Information with respect to all such prosecution and maintenance efforts.  Arrowhead agrees to discuss and consider in good faith any recommendations of Amgen toward the objective of optimizing overall patent protection for Licensed Compounds (during the Term) and Licensed Products (during the Term).  If Arrowhead decides to cease the prosecution or maintenance of all claims in an Arrowhead Platform Patent that claims the Development, Manufacture or Commercialization of a Licensed Compound or Licensed Product in the Territory, it shall notify Amgen in writing sufficiently in advance so that Amgen may, at its discretion, assume the responsibility for the prosecution or maintenance of such Arrowhead Platform Patent to the extent claiming the Development, Manufacture or Commercialization of a Licensed Compound or Licensed Product in the Territory, at Amgen’s cost and expense.  If Amgen assumes such responsibility in a jurisdiction, then no such claim shall be deemed a Valid Claim in such jurisdiction.

(ii)As between the Parties, (x) prior to the exercise of the Option, Arrowhead shall have the first right to prepare, file, prosecute and maintain all Arrowhead Patents filed during the Term and having claims solely directed to compositions of matter comprising the nucleotide sequence and/or the modification pattern of Licensed Compounds or Licensed Products or methods of using or making Licensed Compounds or Licensed Products (collectively, the “Arrowhead Product Patents”) in the Territory, at Arrowhead’s cost and expense and (y) from and after the exercise of the Option, Amgen shall have the first right to prepare, file, prosecute and maintain all Arrowhead Product Patents in the Territory, at Amgen’s cost and expense.  The prosecuting Party shall reasonably inform and consult with the other Party, and shall take the other Party’s comments into good faith consideration, with respect to the preparation, prosecution and maintenance of such Arrowhead Product Patents.  Promptly following exercise of the Option, Arrowhead shall transfer control of the Arrowhead Product Patents to Amgen.  The prosecuting Party shall provide to the other Party copies of any correspondence relating to the filing, prosecution or maintenance of such Arrowhead Product Patents reasonably in advance of their being filed or promptly upon their being received, including draft filings, reasonably in advance of their being filed, so that the other Party can comment and provide input with respect to such draft filings.  The prosecuting Party agrees to discuss and consider in good faith any changes

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reasonably requested by the other Party to such correspondence, including draft filings, as promptly as practicable upon their being received, toward the objective of optimizing overall patent protection for Licensed Compounds or the Licensed Products.  If the prosecuting Party decides to cease the prosecution or maintenance of an Arrowhead Product Patent, it shall notify the other Party in writing sufficiently in advance so that the other Party may, at its discretion, assume the responsibility for the prosecution or maintenance of such Arrowhead Product Patents at such other Party’s cost and expense.  Notwithstanding the foregoing, while Arrowhead is the prosecuting Party pursuant to clause (x) above, Arrowhead shall not file any Patent application with respect to an Arrowhead Product Patent without the prior written consent of Amgen, not to be unreasonably withheld, conditioned or delayed.

(iii)Following the Effective Date, the Parties shall meet and discuss the extent to which it is feasible to allocate certain claims in the Arrowhead Platform Patents to the Arrowhead Product Patents.  At the reasonable request of Amgen, Arrowhead shall make such filings as the Parties reasonably agree to allocate claims solely claiming Licensed Compounds and/or Licensed Products in any and all fields to the Arrowhead Product Patents.  The Parties shall equally share in the costs associated with such actions reasonably requested by Amgen.

(b)Joint Patents.  Amgen shall have the first right to prepare, file, prosecute and maintain all Joint Patents in the Territory, at Amgen’s cost and expense. Amgen shall reasonably inform and consult with Arrowhead, and shall take such other Arrowhead’s comments into good faith consideration, with respect to the preparation, prosecution and maintenance of such Joint Patents.  Amgen shall provide to Arrowhead copies of any correspondence relating to the filing, prosecution or maintenance of such Joint Patents reasonably in advance of their being filed or promptly upon their being received, including draft filings, reasonably in advance of their being filed so that Arrowhead can comment and provide input with respect to such draft filings.  Amgen agrees to discuss and consider in good faith any changes reasonably requested by Arrowhead to such correspondence, including draft filings, promptly upon their being received, toward the objective of optimizing overall patent protection for Licensed Compounds and the Licensed Product.  If Amgen decides to cease the prosecution or maintenance of a Joint Patent, it shall notify Arrowhead in writing sufficiently in advance so that Arrowhead may, at its discretion, assume the responsibility for the prosecution or maintenance of such Joint Patent at Arrowhead’s cost and expense.

(c)Cooperation.  Each Party shall provide the other Party all reasonable assistance and cooperation, at the other Party’s request and expense, in the patent prosecution efforts as provided above in this Section 10.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.  Each Party shall execute and deliver to the other assignments with respect to any Patents, including Joint Inventions, as applicable, in a mutually agreeable form and will take whatever actions reasonably necessary (including the appointment of the other Party as its attorney in fact solely to make such assignment) to effect such assignment, in accordance with the ownership provisions provided above in Section 10.2.  The prosecuting Party under this Section 10.3 agrees to conduct such prosecution toward the objective of optimizing overall patent protection for Licensed Compounds and Licensed Products.

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10.4Enforcement of Arrowhead Patents and Joint Patents.

(a)Notification.  If either Party becomes aware of any existing or threatened infringement of Arrowhead Patents or Joint Patents with respect to Third Party products involving RNAi Molecules in any and all fields in the Territory, which infringing activity involves the using, making, importing, offering for sale or selling RNAi Molecules directed to the Collaboration Target, Licensed Compounds or Licensed Products, in each case in any and all fields and in the Territory, or any such Arrowhead Patent or Joint Patent is challenged in any action or proceeding to the extent directly relating to RNAi Molecules directed to the Collaboration Target, Licensed Compounds or Licensed Products, in each case in any field  and in the Territory (other than any oppositions, cancellations, interferences, reissue proceedings or reexaminations, which are addressed in Section 10.7) (a “Product Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Product Infringement.  Each Party shall share with the other Party all Information available to it regarding such alleged Product Infringement.

(b)Enforcement.

(i)Arrowhead shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in a Product Infringement of the Arrowhead Platform Patents.  Arrowhead shall keep Amgen regularly informed of the status and progress of such enforcement efforts, shall reasonably consider Amgen’s comments on any such efforts, and shall seek consent of Amgen in any important aspects of such enforcement, including determination of litigation strategy and filing of material papers to the competent court, which consent shall not be unreasonably withheld or delayed.  In addition, Arrowhead shall provide Amgen with drafts of all material papers to be filed with the court and shall in good faith incorporate all reasonable comments thereto by Amgen before filing such papers.  Amgen shall provide to Arrowhead reasonable assistance in such enforcement pursuant to this subsection (b)(i), at Arrowhead’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action.

(ii)If Arrowhead elects not to commence a suit to enforce the applicable Arrowhead Platform Patents or settle or otherwise secure the abatement of such Product Infringement, then Amgen shall have the right, but not the obligation, to commence a suit or take action to enforce such Arrowhead Platform Patents against such Product Infringement in any and all fields in the Territory at its own cost and expense.  In such event, promptly after Arrowhead’s notice to Amgen that it does not elect to enforce such Arrowhead Platform Patents, the Parties shall meet to discuss in good faith the strategy for enforcing such Arrowhead Platform Patents.  Amgen acknowledges and agrees that the Arrowhead Platform Patents may be licensed to Third Parties who have rights with respect to the enforcement of such Patents, and that Amgen’s rights to conduct any enforcement activities are subject to such rights.  In any event, Arrowhead shall have the right to consult with such Third Party licensees prior to making any decisions with respect to enforcement activities under this Section 10.4(b)(ii).  In addition, Amgen shall provide Arrowhead with drafts of all material papers to be filed with the court and shall incorporate all reasonable comments thereto by Arrowhead before filing such papers.  Arrowhead shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

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(iii)Amgen shall have the first right, but not the obligation, to bring and control an appropriate suit or other action against any person or entity engaged in a Product Infringement of the Arrowhead Product Patents or Joint Patents, in its own name and entirely under its own direction and control, subject to the following.  Amgen shall keep Arrowhead regularly informed of the status and progress of such enforcement efforts.  Amgen shall consult with Arrowhead and take any Arrowhead comments into good faith consideration with respect to the infringement, claim construction, or defense of the validity or enforceability of any claim in any Arrowhead Product Patent or Joint Patent.  In addition, Amgen shall provide Arrowhead with drafts of all material papers to be filed with the court and shall incorporate all reasonable comments thereto by Arrowhead before filing such papers.  Arrowhead shall provide to Amgen reasonable assistance in such enforcement pursuant to this Section 10.4(b)(iii), at Amgen’s request and expense, including joining such action as a party plaintiff if requested by Amgen or required by applicable Laws to pursue such action.  Arrowhead shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(iv)If Amgen elects not to settle, or bring any action or proceeding as described in Section 10.4(b)(iii), then it will notify Arrowhead thereof and Arrowhead may bring such suit or other action against any person or entity engaged in a Product Infringement of the Arrowhead Product Patents or Joint Patents, in its own name and entirely under its own direction and control, subject to the following.  Arrowhead shall consult with Amgen and take any Amgen comments into good faith consideration with respect to the infringement, claim construction, or defense of the validity or enforceability of any claim in any Arrowhead Product Patent or Joint Patent.  Amgen shall provide to Arrowhead reasonable assistance in such enforcement pursuant to this Section 10.4(b)(iv), at Arrowhead’s request and expense, including joining such action as a party plaintiff if requested by Arrowhead or required by applicable Laws to pursue such action.  Amgen shall have the right to participate and be represented in any such suit by its own counsel at its own expense with respect to a Product Infringement.  No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of any Arrowhead Product Patent or Joint Patent, or imposes on Amgen any restrictions, obligations or other liabilities, shall be entered into by Arrowhead without the prior written consent of Amgen, which consent shall not be unreasonably withheld, conditioned, or delayed.  Arrowhead shall not knowingly take any action during such litigation of any Arrowhead Product Patent or Joint Patent that would materially and adversely affect them, without Amgen’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned.  Notwithstanding the foregoing, Arrowhead will not have the right to enforce or settle any such action or proceeding if Amgen has a good faith belief that enforcement of such Arrowhead Product Patent or Joint Patent in such circumstances could unreasonably jeopardize the rights licensed to Amgen under such Patent.

(v)Notwithstanding Section 10.4(b)(ii) or (iv), if a Third Party submits an application to the appropriate Regulatory Authority for approval to sell a drug product, and supports the application with any safety, efficacy, or other data that either Party has generated in Developing a Licensed Compound or Licensed Product, then the following will apply:

(1)if a Party receives from the Third Party a notice alleging that the Third Party’s manufacture, use, or sale of the drug product does not infringe an Arrowhead Patent, or that such Patent is invalid or unenforceable (such as a certification under 21 U.S.C. §§ 355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV), 21 C.F.R. §§ 314.94 or 314.95, 42 U.S.C. § 262(l), or

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under any other law anywhere in the world that by its effect permits a Third Party to support its application for approval with any safety, efficacy, or other data generated in Developing a Licensed Compound or Licensed Product), then the Party receiving the notice will provide it to the other Party via facsimile and overnight courier as soon as practicable and at least within five (5) days after receiving the notice.

(2)Arrowhead will have the first right, but not the obligation, to institute and control (where Arrowhead is a plaintiff) or defend and control (where Arrowhead is a defendant) an action before any government or private tribunal against the Third Party concerning the infringement, validity, and enforceability of any Arrowhead Platform Patent and to settle any claims in connection with such Patents.  Amgen will have the first right, but not the obligation, to institute and control (where Amgen is a plaintiff) or defend and control (where Amgen is a defendant) an action before any government or private tribunal against the Third Party concerning the infringement, validity, and enforceability of any Arrowhead Product Patent and to settle any claims in connection with such Patents.  If the applicable Party decides not to institute (or defend, as applicable) such action, such Party will give notice to the other Party of its decision within twenty (20) days of the deadline for initiating the action (or, if such Party is defending the action, within twenty (20) days of any deadline required to maintain the action), upon receipt of which the other Party may institute (or defend, as applicable) and control such action.  Each Party will cooperate fully with the other Party in such actions and will provide reasonable assistance (including making available to such other Party documents possessed by such Party that are reasonably required by such other Party and making available personnel for interviews and testimony) in any actions undertaken in accordance with this Section 10.4(b)(v).  At the controlling Party’s request, the other Party agrees to join any such action, or, in the case of Arrowhead, to use reasonable efforts to cause any Third Party licensor under any license agreement between Arrowhead and such Third Party pursuant to which Arrowhead has obtained rights to any Arrowhead Licensed Technology, including the agreements set forth on Exhibit E, to join any such action, for the purpose of establishing standing.  Each Party will have the right to approve any settlement under Section 10.4(b)(v) that would adversely affect the Arrowhead Patents or result in any liability, restriction, obligation or admission on behalf of such Party, such approval not to be unreasonably withheld, conditioned, or delayed.  Any recovery, by settlement or otherwise, realized as a result of such litigation will be allocated in accordance with Section 10.4(d).

(c)Settlement.  Neither Party shall settle any claim, suit or action that it brought under Section 10.4(b) without the prior written consent of the other Party, not to be unreasonably withheld, delayed, or conditioned.  Nothing in this Article 10 shall require such other Party to consent to any settlement that is reasonably anticipated by such other Party to have a material and adverse impact upon any Arrowhead Patents or Joint Patents.

(d)Expenses and Recoveries.  The enforcing Party bringing a claim, suit or action under Section 10.4(b) shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action.  If such Party recovers monetary damages in such claim, suit or action, such recovery shall first be allocated to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel).  If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each

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Party.  If after such reimbursement any funds remain from such damages or other sums recovered, if Amgen brought such suit, such remaining funds shall [***].

(e)Infringement Other Than a Product Infringement.  For any and all infringement of any Arrowhead Patents or Joint Patents other than a Product Infringement, as between the Parties, (i) Arrowhead shall have the sole and exclusive right to bring an appropriate suit or other action against any person or entity engaged in such other infringement of an Arrowhead Patent, in its sole discretion, and shall bear all related expenses and retain all related recoveries, and (ii) each Party shall have the right to bring an appropriate suit or other action against any person or entity engaged in such other infringement of a Joint Patent, in its sole discretion, and shall bear all related expenses and retain all related recoveries, and the other Party shall provide reasonable assistance in such enforcement action, including joining such action as a party plaintiff if required by applicable Laws to pursue such action, at the request and expense of the Party bringing the suit or action.

10.5Patents Licensed From Third Parties.  Each Party’s rights under this Article 10 with respect to the prosecution, maintenance and enforcement of any Arrowhead Patent that is licensed by Arrowhead from a Third Party shall be subject to the rights of such Third Party to prosecute, maintain and enforce such Patent.

10.6Infringement of Third Party Rights in the Territory.  If any Licensed Compound or Licensed Product used or sold by Amgen, its Affiliates or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Territory, Amgen shall promptly notify Arrowhead and the Parties shall agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action.  Amgen shall be solely responsible for the defense of any such infringement claims, provided that Amgen shall provide to Arrowhead the ability to join such action, at Arrowhead’s request and expense, to pursue such action in which a patent asserted by a Third Party under this Section 10.6, claims (a) the composition of matter or use, sale, offer for sale, or importation in any and all fields of any Licensed Compound or Licensed Product or (b) the manufacture of any such Licensed Compound or Licensed Product using the process employed by Arrowhead as of the Effective Date (any such patent, “Subject Patent”).  To the extent directly related to the Subject Patent, Amgen shall keep Arrowhead regularly informed of the status and progress of any action to the extent involving a Subject Patent, shall reasonably consider Arrowhead’s comments on any such action with respect to such Subject Patent, including determination of litigation strategy and filing of material papers to the competent court.  In addition, Amgen shall provide Arrowhead with drafts of all material papers to be filed with the court to the extent directly related to the Subject Patent and shall in good faith incorporate all reasonable comments thereto by Arrowhead before filing such papers.

10.7Parties’ Patent Rights.  If any Arrowhead Patent or Joint Patent becomes the subject of any proceeding commenced by a Third Party within the Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference, inter partes review, or other attack upon the validity, title or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 10.4, in which case the provisions of Section 10.4

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shall govern), then Arrowhead shall control such defense with respect to the Arrowhead Platform Patents and Amgen shall control such defense with respect to the Arrowhead Product Patents and Joint Patents.  The defending Party shall be responsible for all costs and expenses incurred by such Party under this Section 10.7.  The defending Party shall provide to the other Party copies of any papers relating to any such opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon any Arrowhead Platform Patents, Arrowhead Product Patents or Joint Patents, as applicable, reasonably in advance of their being filed or promptly upon their being received, including draft filings reasonably in advance of their being filed so that the other Party can comment and provide input with respect to such draft filings.  The defending Party agrees to discuss and consider in good faith any changes reasonably requested by the other Party to such papers, including draft filings, promptly upon their being received, toward the objective of optimizing overall patent protection for Licensed Compounds or the Licensed Product.  The defending Party shall permit the other Party to participate in the proceeding for an Arrowhead Platform Patent, Arrowhead Product Patent or Joint Patent, as applicable, to the extent permissible under applicable Laws, and to be represented by its own counsel in such proceeding, at such other Party’s expense.  If the defending Party decides that it does not wish to defend against such action, then the other Party shall have a backup right to assume defense of such Third Party action at its own expense.  Any awards or amounts received in defending any such Third Party action shall be allocated between the Parties as provided in Section 10.4(d).

10.8Patent Term Extension.  In the event Amgen desires to seek a patent term extension (including any pediatric exclusivity extensions as may be available) or supplemental protection certificate or their equivalents in any country for any Arrowhead Product Patent or Joint Patent, then the Parties shall meet and discuss such request in good faith, provided that Amgen shall have the final decision-making authority with respect thereto. In the event Amgen desires to seek any of the foregoing extensions for any Arrowhead Platform Patent, then the Parties shall meet and discuss such request in good faith and Arrowhead will not unreasonably withhold consent to such extension, provided that it shall not be unreasonable for Arrowhead to withhold its consent if such extension would materially adversely affect such Arrowhead Platform Patent or Arrowhead’s or its licensee’s development or commercialization of compounds covered by such Arrowhead Platform Patent.

10.9Regulatory Data Protection.  To the extent required by or permitted by Law, Amgen will, at its sole discretion, decide whether to list with the applicable Regulatory Authorities during the Term any applicable Arrowhead Product Patents claiming any Licensed Compound or Licensed Product that Amgen intends to, or has begun to, Commercialize, and that has become the subject of a Regulatory Approval Application submitted to FDA.  In the event Amgen desires to include in such listing any Arrowhead Platform Patent, then the Parties shall meet and discuss such request in good faith and Arrowhead will not unreasonably withhold consent to such listing, provided that it shall not be unreasonable for Arrowhead to withhold its consent if such extension would materially adversely affect such Arrowhead Platform Patent.  Such listings may include all so called “Orange Book” listings required under the Hatch-Waxman Act or listing of Patents as provided in the patent dispute resolution procedures of the Biologics Price Competition and Innovation Act of 2009 or under 42 U.S.C. § 262(l) or similar provisions in the Territory during the Term.  Prior to such decision on listings, the Parties will meet to evaluate and identify all applicable Patents to be listed and Amgen shall reasonably incorporate and address suggestions provided by Arrowhead as to the listing or non-listing of any applicable Patents.

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Article 11
REPRESENTATIONS AND WARRANTIES; COVENANTS; DISCLAIMERS

11.1Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party as follows:

(a)as of the Effective Date, it is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated; and

(b)as of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

11.2Additional Representations and Warranties of Arrowhead.  Arrowhead represents and warrants to Amgen, as of the Effective Date, as follows:

(a)Arrowhead has (i) the right under the Arrowhead Licensed Technology to grant the licenses to Amgen as purported to be granted pursuant to this Agreement, (ii) sufficient legal or beneficial title in the Arrowhead Licensed Technology to grant the licenses to Amgen as purported to be granted pursuant to this Agreement, and (iii) not granted any right or license to any Third Party under the Arrowhead Licensed Technology that would conflict or interfere with any of the rights and licenses granted to Amgen hereunder;

(b)Arrowhead owns all right, title, and interest in the Arrowhead Patents (including those set forth on Exhibit C) except for the Arrowhead Patents set forth on Exhibit D, which Patent rights Arrowhead has licensed from Third Parties pursuant to the corresponding agreements set forth on Exhibit E and such licensed rights are sufficient to grant the rights purported to be granted to Amgen under this Agreement;

(c)no lien, encumbrance, or security interest (including in connection with any indebtedness) exists in the Arrowhead Patents in favor of any creditor;

(d)(i) all existing agreements between Arrowhead and any Third Party under which Arrowhead receives a license under any intellectual property rights relating to the Arrowhead Licensed Technology are listed in Exhibit E, (ii) such agreements were made available to Amgen by Arrowhead, and were true, accurate and complete copies of such agreements, and have not been modified, supplemented or amended since the date they were made available to Amgen; (iii) each of such agreements is in full force and effect; and (iv) Arrowhead is not in material breach of any such agreements, and, to its Knowledge, no other party to any such agreements is in material breach thereof, in each respect in, any manner that would give such other party the right to terminate such agreements;

(e)no written communications have been received by Arrowhead from any Third Parties that allege, and there is no pending or threatened litigation as of the Effective Date that alleges, either (x) that any Arrowhead Patent in existence as of the Effective Date is, or for

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any patent application included in the Arrowhead Patents in existence as of the Effective Date, if issued, would be, invalid or unenforceable or (y) the use of Arrowhead Licensed Technology or the manufacture, use, sale, offer for sale or importation of the Licensed Compounds, Licensed Products or products made using Arrowhead Licensed Technology infringes or misappropriates or would infringe or misappropriate any right of any Third Party, and, to the Knowledge of Arrowhead, no Third Party (i) is infringing any Arrowhead Patents in existence as of the Effective Date or has misappropriated any Arrowhead Know-How in the Arrowhead Licensed Technology or (ii) has challenged the ownership, scope, duration, validity, enforceability, priority or right to use any Arrowhead Patents in existence as of the Effective Date (including, by way of example, through the institution of or written threat of institution of interference, reexamination, protest, opposition, derivation, nullity or similar invalidity proceeding before the U.S. Patent and Trademark Office or any analogous foreign entity) or any Arrowhead Know-How in existence as of the Effective Date;

(f)each of the issued Patents, and any currently pending Patent application or Patent application from which any such Patent has issued, in each case within the Arrowhead Patents in existence as of the Effective Date, (i) has been prosecuted in compliance with all applicable rules, policies, and procedures of the U.S. Patent and Trademark Office in all material respects, and (ii) is subsisting;

(g)Arrowhead has disclosed to Amgen all Third Party issued Patents identified as relevant by counsel to Arrowhead in any freedom to operate or patentability searches or opinions relating to the Arrowhead Licensed Technology in existence as of the Effective Date in the Territory;

(h)all of Arrowhead’s and its Affiliates’ employees and officers involved in development of the Licensed Technology have been obligated to assign to Arrowhead or such Affiliate, as the case may be, all inventions claimed in the Patents in such Arrowhead Licensed Technology and to maintain as confidential the Confidential Information of Arrowhead or such Affiliate, as the case may be;

(i)all inventors of any inventions included within the Arrowhead Patents owned by Arrowhead have assigned their entire right, title, and interest in and to such inventions and the corresponding Patents to Arrowhead and have been listed in such Patents as inventors;

(j)neither the execution and delivery of this Agreement nor the performance hereof by Arrowhead requires Arrowhead to obtain any permits, authorizations or consents from any Governmental Authority or from any other person, firm or corporation, and such execution, delivery and performance will not result in the breach of or give rise to any right of termination, rescission, renegotiation or acceleration under, or trigger any other rights under, any agreement or contract to which Arrowhead is a party or to which it may be subject that relates to the Arrowhead Licensed Technology;

(k)there are no pending actions, claims, investigations, suits or proceedings against Arrowhead or its Affiliates, at law or in equity, or before or by any Governmental Authority, and neither Arrowhead nor any Affiliate has received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against Arrowhead or

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such Affiliate, at law or in equity, or before or by any Governmental Authority, in either case with respect to the Arrowhead Licensed Technology; and

(l)Arrowhead Licensed Technology has not been created or developed using government funding that grants rights to step-in, seize, restrict or otherwise compromise the ability of Arrowhead to use such technology or to grant to Amgen the rights purported to be granted hereunder.

11.3Mutual Covenants.

(a)No Debarment.  In the course of the Development of Licensed Compounds and Licensed Products, each Party shall not knowingly use any employee or consultant who has ever been debarred or is the subject of debarment or convicted of a crime for which an entity or person could be debarred (including by the FDA under 21 U.S.C. § 335a (or subject to a similar sanction of any other Governmental Authority)).  Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b)Compliance.  Each Party and its Affiliates shall comply in all material respects with all applicable Laws in the Development, Manufacture, and Commercialization of Licensed Compounds and Licensed Products performed under this Agreement, including the statutes, regulations and written directives of the FDA, the EMA and any Regulatory Authority having jurisdiction in the Territory, the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. § 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. § 1320a-7b(f), and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time.

11.4Additional Covenants.

(a)Arrowhead represents and warrants to and covenants with Amgen that all of Arrowhead’s employees and officers involved in research and development of the Arrowhead Licensed Technology, Licensed Compounds, or Licensed Products shall be obligated to assign to Arrowhead all inventions relating to such Arrowhead Licensed Technology, Licensed Compounds, or Licensed Products and to maintain as confidential the Confidential Information of Arrowhead;

(b)Amgen represents and warrants to and covenants with Arrowhead that all of Amgen’s employees and officers involved in Development of the Licensed Compounds or the Licensed Product shall be obligated to assign to Amgen all inventions relating to such Licensed Compounds or Licensed Products and to maintain as confidential the Confidential Information of Amgen;

(c)Arrowhead represents and warrants to and covenants with Amgen that Arrowhead shall not sell, assign, or otherwise transfer to any person (other than any Affiliate of Arrowhead) any Arrowhead Patents (or agree to do any of the foregoing) in any manner that would be inconsistent with the rights and licenses granted to Amgen under this Agreement, except to the extent permitted by, and in compliance with, Section 16.6; and

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(d)Arrowhead represents and warrants to and covenants with Amgen that Arrowhead shall not grant to any Third Party any right or license under the Arrowhead Licensed Technology that is within the scope of licenses granted to Amgen under Section 4.4 or would breach Article 3.

11.5Disclaimer.  Amgen understands that the Licensed Compounds and Licensed Products will be the subject of research and development and that Arrowhead cannot assure the safety or usefulness of any Licensed Compound or Licensed Product.  In addition, Arrowhead makes no warranties except as set forth in this Article 11 concerning the Arrowhead Licensed Technology.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.  Without limiting the generality of the foregoing, (i) neither Party represents or warrants as to the success of any study or test conducted by such Party pursuant to this Agreement or the safety or usefulness for any purpose of the technology, right or materials it provides hereunder, or that either Party will be successful in obtaining any patents rights, or that any patents will issue based on a pending application; and (ii) each Party specifically disclaims any guarantee that the Licensed Compounds or Licensed Products will be successful, in whole or in part

11.6Knowledge Standard.  “Knowledge” means, as applied to a Party in this Article 11, the actual knowledge, as of the Effective Date, of a Party’s executive officers or personnel with primary responsibility for the applicable subject matter exercising reasonably diligent inquiry.

Article 12
INDEMNIFICATION

12.1Indemnification by Arrowhead.  Arrowhead shall defend, indemnify, and hold Amgen and its Affiliates and their respective officers, directors, employees, and agents (the “Amgen Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorneys’ fees and expenses) and recoveries (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) the breach of any of Arrowhead’s obligations under this Agreement, including Arrowhead’s representations, warranties, and covenants set forth herein, (b) the performance by or on behalf of Arrowhead or its Affiliates or licensees of Arrowhead’s obligations under this Agreement or the development, manufacture, or commercialization by Arrowhead, its Affiliates or licensees (other than Amgen, its Affiliates or Sublicensees) of products containing RNAi Molecules solely to the extent such Claim is based on the use of the Arrowhead Licensed Technology (excluding in all cases Claims covered by the scope of 12.2) by Arrowhead, its Affiliates or licensees (other than Amgen, its Affiliates or Sublicensees) in connection with such development, manufacture or commercialization by such parties of such products, or (c) the willful misconduct or negligent acts of Arrowhead or its Affiliates in performing under this Agreement.  The foregoing indemnity obligation shall not apply to the extent that (i) the Amgen Indemnitees fail to comply with the indemnification procedures set forth in Section 12.3 and Arrowhead’s

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defense of the relevant Claims is actually prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity set forth in Section 12.2(b) or 12.2(c) for which Amgen is obligated to indemnify the Arrowhead Indemnitees under Section 12.2.

12.2Indemnification by Amgen.  Amgen shall defend, indemnify, and hold Arrowhead and its Affiliates and their respective officers, directors, employees, and agents (the “Arrowhead Indemnitees”) harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (a) the Development, Manufacture or Commercialization of Licensed Compounds or the Licensed Products by or on behalf of Amgen or its Affiliates or Sublicensees, including Claims based upon product liability and patent infringement, (b) the breach of any of Amgen’s obligations under this Agreement, including Amgen’s representations, warranties, and covenants set forth herein, (c) the willful misconduct or negligent acts of Amgen or its Affiliates in performing under this Agreement, or (d) the infringement of any Third Party Patent or misappropriation of any Third Party Information, to the extent that such infringement or misappropriation is attributable directly to any Collaboration Target (including any use thereof) as a result of Arrowhead or any of its Affiliates performing activities in accordance with Amgen’s direction pursuant to the Research Program (it being understood that the foregoing clause (d) shall only apply to the extent Amgen dictates a particular way to perform the activities or the activities are performed in a customary manner and without knowledge of any infringement or misappropriation by Arrowhead and its Affiliates).  The foregoing indemnity obligation shall not apply to the extent that (i) the Arrowhead Indemnitees fail to comply with the indemnification procedures set forth in Section 12.3 and Amgen’s defense of the relevant Claims is actually prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity set forth in Section 12.1(b) or 12.1(c) for which Arrowhead is obligated to indemnify the Amgen Indemnitees under Section 12.1.

12.3Indemnification Procedures.  The Party claiming indemnity under this Article 12 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought and, if the Indemnifying Party has failed to assume defense of such Claim and the Indemnified Party has assumed and is conducting the defense of the Claim, the Indemnifying Party shall provide the Indemnified Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which the indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.  The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed.  For clarity, the Indemnified Party may freely withhold its consent to a settlement of a claim with respect to Claims if (i) such settlement does not include a complete release from liability of the Indemnified Party or if such settlement would involve undertaking an obligation (including the payment of money by an Indemnified Party), (ii) would bind or impair the Indemnified Party or (iii) includes any admission of wrongdoing or that any intellectual property or proprietary right of the Indemnified Party or this Agreement is invalid, narrowed in scope or unenforceable.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the

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Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 12.

12.4Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR 12.2 WITH RESPECT TO THIRD PARTY CLAIMS, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 13 OR ITS OBLIGATIONS IN SECTIONS 3.1 AND 3.3.

12.5Insurance.  Each Party shall procure and maintain insurance (or self-insure sufficiently to provide materially the same level and type of protection) adequate to cover its obligations hereunder during the Term and consistent with normal business practices of companies similarly situated.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12.  Each Party shall provide the other Party with written evidence of such insurance upon request.

Article 13
CONFIDENTIALITY

13.1Confidentiality.  Each Party agrees that, during the Term and for a period of [***] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party.  Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that:

(a)was already known to the receiving Party or any of its Affiliates, other than by previous disclosure of the disclosing Party or any of its Affiliates, at the time of disclosure by the other Party;

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(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)was disclosed to the receiving Party or any of its Affiliates on a non-confidential basis by a Third Party who is not known by the Receiving Party after due inquiry to be subject to an obligation of confidentiality to the other Party; or

(e)was independently discovered or developed by the employees, subcontractors, consultants or agents of the receiving Party or any of its Affiliates without use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

13.2Authorized Disclosure.  Notwithstanding the obligations set forth in Section 13.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)such disclosure is reasonably necessary (i) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of a Licensed Product; or (ii) for prosecuting or defending litigation as contemplated by this Agreement;

(b)such disclosure is reasonably necessary to its employees, agents, consultants, contractors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(c)such disclosure is reasonably necessary to any bona fide potential or actual investor, acquirer, merger partner, licensee, sublicensee, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and, in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement; and provided further, that no financial terms shall be disclosed to any such potential investor, acquirer or partner if it has a competing product to any Licensed Compound or Licensed Product; or

(d)such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 13.2(a) or 13.2(d), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

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Any information disclosed pursuant to Section 13.2(a) through Section 13.2(d) shall still be deemed Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of Article 13.

13.3Technical Publication.  During the Term, neither Party may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement, without the opportunity for prior review by the other Party, and subject to this Section 13.3, below, except to the extent required by applicable Laws; provided, however, that Amgen will have the sole right (without Arrowhead’s consent) to publish and make scientific presentations with respect to Licensed Compounds or Licensed Products or make other public disclosures regarding any such Licensed Compounds or Licensed Products, and Arrowhead will not do so without Amgen’s prior written consent, except as required by applicable Law.  No publication shall include the other Party’s Confidential Information without the prior written consent of such other Party.  A Party seeking publication shall provide the other Party the opportunity to review and comment on any proposed publication (or where a copy of such publication or presentation is not available at such time, a draft or outline of such publication or description of such presentation) that relates to an RNAi Molecule directed to the Collaboration Target or any Licensed Compound or Licensed Product, at least [***] days prior to its intended submission for publication.  The other Party shall provide the Party seeking publication with its comments in writing, if any, as promptly as practicable after receipt of such proposed publication.  The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of such other Party’s Confidential Information from the proposed publication.  In addition, the Party seeking publication shall delay the submission for a period up to [***] days in the event that the other Party can demonstrate reasonable need for such delay, including the preparation and filing of a patent application (or, in the case that a Party has a compelling business justification, for a longer period reasonably selected by that Party).  Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications as scientifically appropriate.

13.4Publicity; Terms of this Agreement.

(a)The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 13.4.

(b)Public announcement of the execution of this Agreement shall be made substantially in the form of the press release attached hereto as Exhibit F, on or promptly after the Effective Date.

(c)After release of such press release, if either Party desires to make a public announcement concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein).  A Party commenting on such a proposed press release shall provide its comments, if any, within [***] after receiving the press release for review.  Notwithstanding the foregoing, a Party shall have the right to make a public announcement or press release announcing the achievement of each Regulatory Approval development and regulatory milestone event set forth in Section 9.5 (excluding, for clarity, the Initiation of Phase 3

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Clinical Trial milestones) as it is achieved either (i) with the consent of the other Party (not to be unreasonably withheld); (ii) where required by applicable Laws or regulations promulgated by an applicable security exchange; or (iii) as permitted under Section 13.2.  Except as provided in this subsection (c) or permitted under Section 13.2, no press release shall include the other Party’s Confidential Information without the prior written consent of such other Party.  In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 13.4, provided such information remains accurate as of such time.

(d)The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement and summaries of the terms hereof with the U.S. Securities and Exchange Commission or other Governmental Authority as reasonably required to comply with applicable Laws or the rules of a nationally-recognized securities exchange.  Each Party shall be entitled to make such filings, provided that it requests confidential treatment of the commercial terms, sensitive technical terms and other terms of this Agreement that a Party reasonably deems sensitive or competitive to the extent such confidential treatment is reasonably available to such Party; provided that the foregoing obligation to request confidential treatment shall not apply with respect to any disclosure of this Agreement by either Party to the U.S. Internal Revenue Service or similar Governmental Authority outside the U.S.  In the event of any such filing, each Party will provide the other Party with a copy of this Agreement and related filings marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements and the rules of any nationally recognized securities exchange, with respect to the filing Party, governing disclosure of material agreements and material information to be publicly filed.

13.5Equitable Relief.  Each Party acknowledges that its breach of this Article 13 may cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law.  By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 13 by the other Party.

13.6Attorney-Client Privilege.  Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles, but are not obligated to do so.

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Article 14
TERM AND TERMINATION

14.1Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 14, shall remain in effect until (a) the expiration of the Option Period (including any extensions thereto), or (b) if Amgen exercises the Option, until the last expiration of the Royalty Term for Licensed Products (the “Term”).

14.2Termination by Amgen.  Amgen may terminate this Agreement in its entirety at any time and for any reason or for no reason upon delivery of (i) at least [***] prior written notice to Arrowhead if no First Commercial Sale has occurred with respect to a Licensed Product and (ii) at least [***] prior written notice to Arrowhead if First Commercial Sale has occurred with respect to a Licensed Product.

14.3Termination for Breach.  Each Party (the “Non-Breaching Party”) shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in its entirety upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach, or if such material breach is not susceptible to cure within the Cure Period, fails to deliver to the Non-Breaching Party a written plan that is reasonably calculated to resolve such material breach, within ninety (90) days from the date of such notice (or within thirty (30) days from the date of such notice in the event such material breach is solely based on the breaching Party’s failure to pay any undisputed amounts due hereunder) (the “Cure Period”).  If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that disputes that there has been a material breach may contest the allegation in accordance with Article 15.  It is understood and acknowledged that, during the pendency of such a Dispute, the Cure Period shall be extended by the period of time of such pendency, all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations under this Agreement; provided that for any Dispute over payment, such tolling of the Cure Period will only apply with respect to payment of the disputed amounts and not with respect to any undisputed amounts.  Nothing in this Section 14.3 shall limit a Party’s ability to seek remedies available under this Agreement in law or equity.

14.4Termination for Patent Challenge.  Arrowhead may terminate this Agreement in its entirety immediately upon written notice to Amgen if (i) Amgen or its Affiliates (directly or indirectly) challenges the validity, enforceability or scope of any Arrowhead Patent anywhere in the world or (ii) any Sublicensee (directly or indirectly) challenges the validity, enforceability or scope of any Arrowhead Patent anywhere in the world and (A) Amgen does not cause such Sublicensee to withdraw such action or (B) Amgen does not initiate termination of the sublicense agreement with such Sublicensee, in each case, within ten (10) days of Amgen receiving from Arrowhead written notice of any such action being taken by such Sublicensee.  Notwithstanding the foregoing, Arrowhead shall have no such right to terminate this Agreement in the case of (I) Amgen’s or any of its Affiliates’ good faith assertion that (x) any Invention claimed by a Patent filed by or on behalf of Arrowhead as an Arrowhead Patent was an Invention of Amgen or a Joint Invention or (y) any Invention claimed by a Joint Patent filed by or on behalf of Arrowhead as a Joint Patent was an Invention of Amgen; (II) Amgen’s or any of its Affiliates’ good faith assertion,

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in the context of whether a payment of royalties is due to Arrowhead, that no Valid Claim within the Arrowhead Patents licensed from Third Parties applies with respect to a Licensed Product; (III) any claim made by Amgen or any of its Affiliates or Sublicensees as a defense in any lawsuit or administrative proceeding brought by Arrowhead; or (IV) any lawsuit, reexamination proceeding or opposition brought by Amgen or any of its Affiliates or Sublicensees challenging the validity or enforceability of any claim within an issued Arrowhead Patent that does not claim the Arrowhead Licensed Technology that is licensed to Amgen under 4.4 to exploit Licensed Compounds or Licensed Products.

14.5Consequences of Termination.

(a)Upon any termination of this Agreement pursuant to Section 14.2, 14.3, or 14.4, except as otherwise set forth in Section 14.6 and 9.7(b), all licenses and rights granted by either Party under this Agreement shall terminate.

(b)Upon any termination of this Agreement by Amgen pursuant to Section 14.2, in addition to the consequences provided elsewhere in this Agreement, the provisions of Section 4.8 shall apply as if such termination was the expiration of the Option Term.  Upon any termination of this Agreement by Amgen pursuant to and in accordance with Section 14.3 for breach by Arrowhead, the provisions of Section 4.8 following such termination shall not apply.

14.6Survival.  Termination or expiration of this Agreement shall not affect any liabilities of the Parties under this Agreement that have accrued prior to the date of termination or expiration.  Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Article 1, Article 12, Article 13, (for the period set forth in Section 13.1), and Article 16 (except for Section 16.6(b) and 16.6(c)) and Sections 2.7, 2.9, 2.11, 3.1, 3.3, 3.4, 9.5, 9.6, 9.7, 9.9, 9.10 (each such listed section in Article 9 to the extent applicable to payments for milestone events or sales of Licensed Products that occurred prior to the effective date of such termination or expiration and payable by Amgen under Article 9), 10.1, 11.5, 14.5 (as applicable), 14.6, and 14.7.

14.7No Limitation on Remedies.  Notwithstanding anything to the contrary in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor prejudice either Party’s right to obtain performance of any obligation.  Subject to the terms and conditions of this Agreement, each Party shall be free to seek (without restriction as to the number of times it may seek) damages, costs and remedies that may be available at Law or in equity and shall be entitled to offset the amount of any damages and costs obtained in a final, non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) of monetary damages or costs (as permitted by this Agreement) against the other Party against any amounts otherwise due to such other Party under this Agreement.

Article 15
INITIAL DISPUTE RESOLUTION

15.1Disputes.  The Parties recognize that controversies or claims arising out of, relating to or in connection with any provision of this Agreement as to certain matters may from time to

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time arise that relate to either Party’s rights or obligations hereunder (collectively, “Disputes”).  It is the objective of the Parties to establish procedures to facilitate the resolution of Disputes in an expedient manner by mutual cooperation.  Accordingly, with respect to all Disputes, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such Dispute within [***] after such Dispute is first identified by either Party in writing to the other, the Parties shall refer such Dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations prior to commencing litigation in accordance with Section 16.1.

15.2Preliminary Injunctions.  Notwithstanding anything in this Agreement to the contrary, a Party may, at any time, seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis.

15.3Patent Disputes.  Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the validity and enforceability of any patent in a country within the Territory shall be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent laws of such country, except as to any issue that depends on the validity, scope or enforceability of any Joint Inventions, which shall be determined in accordance with U.S. federal law.

Article 16
MISCELLANEOUS

16.1English Language; Governing Law; Jurisdiction.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.  Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal and state courts located in the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts.  Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the federal and state courts located in the City and State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum.  The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law.

16.2Entire Agreement; Amendment.  This Agreement, including the Exhibits hereto, and the Stock Purchase Agreement, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement.  No subsequent

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alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

16.3Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, terrorist act, labor strike or lock-out, epidemic, and fire, earthquake, storm, release of radioactive material into the environment, or like catastrophe.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

16.4Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 16.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Arrowhead:	Arrowhead Pharmaceuticals, Inc.
225 S. Lake Ave Suite 1050
Pasadena, CA 91101 Attn: General Counsel
Facsimile: (626) 304-3401

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP 555 Mission Street, Suite 3000 San Francisco, California 94105 Attn: Ryan A. Murr
Facsimile: (415) 374-8430

If to Amgen:	Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320 Attention: Corporate Secretary

Facsimile: (805) 499-6751

With a copy to (which shall not constitute notice):

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Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320 Attention: SVP, Business Development

Facsimile: (805) 499-6751

16.5No Strict Construction; Headings.  This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.  The use of any gender shall be applicable to all genders.  The word “or” is used in the inclusive sense (and/or) unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive.  The term “including” means “including without limitation,” without limiting the generality of any description preceding such term.  The term “shall” means “will”.

16.6Assignment.

(a)Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment or transfer without the other Party’s consent (i) to an Affiliate (for so long as such entity remains an Affiliate) or (ii) only of the entire Agreement (not just certain rights or obligations) to a Third Party acquiror or its Affiliate in connection with a Change of Control of such Party (such Third Party, an “Acquiror”).  Any successor or assignee of rights or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.6 shall be null, void and of no legal effect.

(b)In the event of any such assignment under Section 16.6(a)(ii) in connection with a Change of Control of Arrowhead, all intellectual property rights (including any Information or Patents) owned or otherwise Controlled by the Acquiror or its Affiliates (except for Arrowhead, if remaining as a separate Affiliate or otherwise the successor entity thereto) shall be excluded from the licenses granted to Amgen under this Agreement and the Arrowhead Research IP and Arrowhead Licensed Technology (including in each case any such intellectual property rights (including any Information or Patents) owned or otherwise Controlled by such Acquiror as of the date of consummation of such transaction), except for any Invention generated by the Acquiror or its Affiliates in performing any activity under this Agreement.  Notwithstanding the foregoing, in the case of either of (x) a Change of Control of Arrowhead or (y) the acquisition by Arrowhead of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, a “Acquiree”), whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise (an “Acquisition”), to the extent that any Third Party acquirer in such Change of Control or such Acquiree, as applicable, owns any Blocking Patents relative to a Licensed Compound or a Licensed Product, Arrowhead shall and hereby does grant to Amgen a non-exclusive license, for

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no additional consideration (provided, however, that in the event that Arrowhead would be obligated to make any payments to a Third Party in connection with the grant of the foregoing license to any Blocking Patents, then unless Amgen agrees to assume such payment obligations, such license grant will exclude a license under the applicable Blocking Patents), until the expiration of the last to expire of such Blocking Patents, on a country-by-country basis, or termination of this Agreement relative to such Licensed Compound or Licensed Product, whichever comes first, provided that at the time of such transaction contemplated by (x) or (y), such non-exclusive license rights are available for such grant and have not been exclusively licensed to any Third Party.

(c)In the event of any such assignment under Section 16.6(a)(ii) in connection with a Change of Control of Amgen, all intellectual property rights (including any Information or Patents) owned or otherwise Controlled by the Acquiror or its Affiliates (except for Amgen, if remaining as a separate Affiliate or otherwise the successor entity thereto) shall be excluded from the licenses granted to Arrowhead under this Agreement (including any such intellectual property rights (including any Information or Patents) owned or otherwise Controlled by such Acquiror as of the date of consummation of such transaction), except for any Invention generated by the Acquiror or its Affiliates in performing any activity under this Agreement.

16.7Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.8Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Arrowhead are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the Bankruptcy Code.  The Parties agree that Amgen, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code including without limitation Amgen's right to retain all licenses to Arrowhead Licensed Technology granted herein.  Without limiting the generality of the foregoing, the Parties intend and agree that any sale of Arrowhead's assets under Section 363 of the Bankruptcy Code shall be subject to Amgen’s rights under Section 365(n), that Amgen cannot be compelled to accept a money satisfaction of its interests in Arrowhead Licensed Technology, and that any such sale therefore may not be made to a purchaser "free and clear" of Amgen's license rights without the consent of Amgen.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Arrowhead under the Bankruptcy Code, Amgen shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Arrowhead elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Arrowhead upon written request therefor by Amgen. (The Parties acknowledge and agree that "embodiments" of intellectual property within the meaning of Section 365(n) include without limitation laboratory notebooks, RNAi Molecules, inventory, research studies, data, and regulatory approvals).  Additionally, if (a) a case under the Bankruptcy Code is commenced by or against Arrowhead, (b) this Agreement is rejected as provided in the Bankruptcy Code, and (c) Amgen elects to retain its rights hereunder as provided in Section 365(n)

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of the Bankruptcy Code, Arrowhead (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall not interfere with Amgen's rights under this Agreement to Arrowhead Licensed Technology (including such embodiments), including any right to obtain such Arrowhead Licensed Technology (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.  All rights, powers and remedies of Amgen provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Arrowhead. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Section 365(n) of the Bankruptcy Code: (I) the right of access to any Arrowhead Licensed Technology (including all embodiments thereof) of Arrowhead, or any Third Party with whom Arrowhead contracts to perform an obligation of Arrowhead under this Agreement, and, in the case of the Third Party, which is necessary for the development, manufacture, supply, commercialization, sale, import or export of Licensed Compounds or Licensed Products, in any case solely as provided under this Agreement; and (II) the right to contract directly with any Third Party to complete the same.

16.9Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.10No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

16.11Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

16.12No Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any party other than the Parties and their successors and permitted assigns, except for the persons expressly entitled to indemnification as provided in Article 12 and only in accordance with the terms of such Article 12

16.13Counterparts; Electronic Delivery.  This Agreement may be executed in counterparts, by original, facsimile or PDF signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any

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other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

{Signature page follows}

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In Witness Whereof, the Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

Amgen Inc.	Arrowhead Pharmaceuticals, Inc.
By:/S/ David Meline	By:/S/ Chris Anzalone
Name: David Meline	Name: Chris Anzalone
Title: EVP & CFO	Title: CEO

[Signature Page to First Collaboration and License Agreement]

LIST OF EXHIBITS:

Exhibit A:Collaboration Target

Exhibit B:Research Plan Outline

Exhibit C:Certain Arrowhead Owned Patents

Exhibit D:Certain Arrowhead Licensed Patents

Exhibit E:Third Party License Agreements

Exhibit F:Initial Press Release

EXHIBIT A

Collaboration Target:

[***]

EXHIBIT B

Research Plan Outline

[***]

EXHIBIT C

Certain Arrowhead Owned Patents1

[***]

[1]	[***].

EXHIBIT D

Certain Arrowhead Licensed Patents

[***]

EXHIBIT E

Third Party License Agreements

•	Asset Purchase and Exclusive License Agreement by and between Arrowhead Research Corporation and Novartis Institute for BioMedical Research, Inc., dated March 3, 2015.

•	Non-Exclusive License Agreement between City of Hope and F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc., dated September 19, 2011.

•	Non-Exclusive License Agreement between Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd. and MDRNA, Inc., dated February 12, 2009.

EXHIBIT F

Initial Press Release